                               EXHIBIT 10.1









                             CREDIT AGREEMENT
                                  AMONG
                          COMERICA BANK - TEXAS,
               as Administrative Agent for itself and other Banks,
                    LASALLE BANK NATIONAL ASSOCIATION,
      as Collateral Agent and Syndication Agent for itself and other Banks,

                                   and

                    FFE TRANSPORTATION SERVICES, INC.,
                               as Borrower,
                         and certain of its affiliates

                            As of May 30, 2002



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                               TABLE OF CONTENTS
                                                                      PAGE
                                                                      ----

ARTICLE I      DEFINITIONS..............................................1

  Section 1.1    Definitions............................................1
  Section 1.2    UCC Changes...........................................15

ARTICLE II     AMOUNTS AND TERMS OF CREDIT COMMITMENTS.................16

  Section 2.1    Commitments...........................................16
  Section 2.2    The Notes.............................................16
  Section 2.3    Repayment of Loans....................................17
  Section 2.4    Interest and Fees.....................................17
  Section 2.5    Borrowing Procedure...................................19
  Section 2.6    Optional Prepayments, Conversions and
                 Continuations of Loans................................19
  Section 2.7    Mandatory Prepayments.................................19
  Section 2.8    Minimum Amounts.......................................20
  Section 2.9    Certain Notices.......................................20
  Section 2.10   Use of Proceeds.......................................21
  Section 2.11   Fees..................................................21
  Section 2.12   Computations..........................................22
  Section 2.13   Termination or Reduction of Commitments...............22
  Section 2.14   Letters of Credit.....................................22
  Section 2.15   Method of Payment.....................................25
  Section 2.16   Pro Rata Treatment....................................26
  Section 2.17   Sharing of Payments, Etc..............................26
  Section 2.18   Non-Receipt of Funds by Administrative Agent..........26
  Section 2.19   Withholding Taxes.....................................27
  Section 2.20   Withholding Tax Exemption.............................28
  Section 2.21   Reinstatement of Obligations..........................28
  Section 2.22   Additional Costs......................................29
  Section 2.23   Limitation on Types of Loans..........................30
  Section 2.24   Illegality............................................30
  Section 2.25   Treatment of Affected Loans...........................31
  Section 2.26   Compensation..........................................31
  Section 2.27   Capital Adequacy......................................32

ARTICLE III    CONDITIONS PRECEDENT....................................32

  Section 3.1    Conditions Precedent to Initial Loans and Letters
                 of Credit.............................................32
  Section 3.2    Conditions of Subsequent Advances.....................35
  Section 3.3 Effect of Request for any Subsequent Advance or Conversion or Continuation, or Request for Letter
                 of Credit.............................................36
  Section 3.4    Landlord Lien Waivers.................................36
  Section 3.5    Title Reports.........................................36

ARTICLE IV     CERTAIN REPRESENTATIONS AND WARRANTIES..................36

  Section 4.1    Corporate Existence and Authority; Names..............36
  Section 4.2    Financial Statements..................................37
  Section 4.3    Compliance with Laws and Documents; Existing
                 Defaults..............................................37
  Section 4.4    Enforceability........................................37
  Section 4.5    Payment of Taxes......................................37
  Section 4.6    Plan Obligations......................................38
  Section 4.7    Purpose of Advances and Letters of Credit.............38
  Section 4.8    Ownership of the Companies............................38
  Section 4.9    Existing Indebtedness.................................38
  Section 4.10   Rights in Properties; Existing Liens..................38
  Section 4.11   Material Agreements...................................39
  Section 4.12   Environmental Matters.................................39
  Section 4.13   Common Enterprise.....................................39
  Section 4.14   Workers' Compensation.................................39
  Section 4.15   Solvency..............................................39

ARTICLE V      CERTAIN COVENANTS OF THE COMPANIES......................40

  Section 5.1    Affirmative Covenants.................................40
  Section 5.2    Negative Covenants....................................47

ARTICLE VI     DEFAULT.................................................50

  Section 6.1    Payment of Obligations................................50
  Section 6.2    Covenants.............................................50
  Section 6.3    Misrepresentation.....................................50
  Section 6.4    Voluntary Debtor Relief...............................51
  Section 6.5    Involuntary Debtor Relief.............................51
  Section 6.6    Judgments.............................................51
  Section 6.7    Attachment............................................51
  Section 6.8    Default of Other Debt.................................51
  Section 6.9    Other Agreements......................................51
  Section 6.10   Change in Control.....................................51

ARTICLE VII    REMEDIES................................................52

  Section 7.1    Acceleration..........................................52
  Section 7.2    Loans and Letters of Credit...........................52
  Section 7.3    Judgment..............................................52
  Section 7.4    Rights................................................52
  Section 7.5    Default with Respect to Base Rate Loans...............52
  Section 7.6    Default with Respect to LIBOR Loans...................52
  Section 7.7    Default with Respect to Letters of Credit.............52
  Section 7.8    Automatic Acceleration Due to Certain Defaults........53

ARTICLE VIII   AGENTS..................................................53

  Section 8.1    Administrative Agent Appointment and
                 Authorization; Administration; Duties.................53
  Section 8.2    Collateral Agent Appointment and Authorization;
                 Administration; Duties................................54
  Section 8.3    Advances and Payments.................................55
  Section 8.4    Sharing of Setoffs....................................55
  Section 8.5    Liability of Agents...................................56
  Section 8.6    Reimbursement and Indemnification.....................57
  Section 8.7    Rights of Administrative Agent and Collateral
                 Agent.................................................57
  Section 8.8    Independent Investigation and Credit Decision by
                 Banks.................................................57
  Section 8.9    Successor Agents......................................58
  Section 8.10   Syndication Agent.....................................58

ARTICLE IX     MISCELLANEOUS...........................................58

  Section 9.1    Performance by Agents and the Banks...................58
  Section 9.2    Waivers...............................................59
  Section 9.3    Cumulative Rights.....................................59
  Section 9.4    Other Rights and Remedies.............................59
  Section 9.5    Expenditures of Administrative Agent and Banks........59
  Section 9.6    Form and Number of Documents..........................59
  Section 9.7    Accounting Terms......................................60
  Section 9.8    Money.................................................60
  Section 9.9    Headings..............................................60
  Section 9.10   Articles, Sections, Exhibits and Schedules............60
  Section 9.11   Number and Gender of Words............................60
  Section 9.12   Business Day..........................................60
  Section 9.13   Notices...............................................60
  Section 9.14   Parties Bound.........................................60
  Section 9.15   Exceptions to Covenants...............................61
  Section 9.16   Successors and Assigns................................61
  Section 9.17   Effect of Investigations..............................63
  Section 9.18   GOVERNING LAW; VENUE; SERVICE OF PROCESS..............63
  Section 9.19   Maximum Interest Rate.................................64
  Section 9.20   Invalid Provisions....................................65
  Section 9.21   Entirety and Amendments...............................65
  Section 9.22   Survival..............................................66
  Section 9.23   Setoff................................................66
  Section 9.24   Multiple Counterparts.................................66
  Section 9.25   Term of Agreement.....................................66
  Section 9.26   Limitation of Liability...............................66
  Section 9.27   No Fiduciary Relationship.............................66
  Section 9.28   Construction..........................................67
  Section 9.29   Waiver and Release....................................67
  Section 9.30   NO ORAL AGREEMENTS....................................67
  Section 9.31   Joint and Several Obligations.........................67
  Section 9.32   WAIVER OF JURY TRIAL..................................67



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                              CREDIT AGREEMENT

    THIS CREDIT AGREEMENT is entered into as of May 30, 2002, among FFE TRANSPORTATION SERVICES, INC., a Delaware corporation ("Borrower"), FROZEN FOOD EXPRESS INDUSTRIES, INC., a Texas corporation ("Parent"), FFE, INC., a Delaware corporation ("FFE"), CONWELL CORPORATION, a Delaware corporation ("Conwell"), AIRPRO HOLDINGS, INC. (formerly known as W&B Refrigeration Service Company), a Delaware corporation ("AirPro"), LISA MOTOR LINES, INC., a Delaware corporation ("LML"), FROZEN FOOD EXPRESS, INC., a Texas corporation ("Express"), CONWELL CARTAGE, INC., a Texas corporation ("Cartage"), MIDDLETON TRANSPORTATION COMPANY, a Texas corporation ("Middleton"), COMPRESSORS PLUS, INC., a Texas corporation ("CPI"), FFE LOGISTICS, INC. (formerly known as AEL Transports, Inc.), a Delaware corporation ("Logistics"), LASALLE BANK NATIONAL ASSOCIATION, a national banking association ("LaSalle"), COMERICA BANK-TEXAS, a Texas banking association ("Comerica"), each other entity which may from time to time become party hereto as a lender hereunder or any successor or assignee thereof (such lenders and the Issuing Bank, collectively, the "Banks"), Comerica as Administrative Agent and as Issuing Bank, and LaSalle as Syndication Agent and as Collateral Agent.
For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                ARTICLE I
                               DEFINITIONS

Section 1.1 Definitions. As used herein, meanings indicated the following terms shall have the meanings indicated:

"Additional Costs" shall have the meaning set forth in Section 2.22(a).

"Adjustment Date" shall have the meaning set forth in Section 2.4(b).

"Administrative Agent" means Comerica Bank-Texas in its capacity as administrative agent for the Banks under this Agreement, and its successors and assigns in such capacity.

"Advance" means the disbursement of an amount or amounts loaned or to be loaned by any Bank to Borrower hereunder.

"Affiliate" means, as to any Person, any other Person (a) that directly or indirectly, through one or more intermediaries, Controls or is Controlled by, or is under common Control with, such first Person, (b) that directly or indirectly beneficially owns or holds five percent or more of any class of voting capital stock of such first Person, or (c) five percent or more of the voting capital stock of which is directly or indirectly beneficially owned or held by such first Person; provided, however, in no event shall any Agent or any Bank be deemed an Affiliate of Borrower, Parent or any Subsidiaries.

"Agents" means collectively, Administrative Agent, Collateral Agent and Syndication Agent, and "Agent" shall mean any one of them.

"Agreement" means this Credit Agreement, as it may be amended, renewed, extended, or restated from time to time.

"Applicable Lending Office" means for each Bank and each Type of Loan, the lending office of such Bank (or of an Affiliate of such Bank) designated for such Type of Loan below its name on the signature pages hereof (or, with respect to a Bank that becomes a party to this Agreement pursuant to an assignment made in accordance with Section 9.16, in the Assignment and Acceptance executed by it) or such other office of such Bank (or an Affiliate of such Bank) as such Bank may from time to time specify to Administrative Agent as the office by which its Loans of such Type are to be made and maintained.

"Applicable Rate" shall have the meaning set forth in Section 2.4(a).

"Article(s)" shall have the meaning set forth in Section 9.10.

"Assignee" shall have the meaning set forth in Section 9.16(b).

"Assigning Bank" shall have the meaning set forth in Section 9.16(b).

"Assignment and Acceptance" means an Assignment and Acceptance in substantially the form of Exhibit F.

"Banks" means as defined in the introductory paragraph.

"Base Rate" means the higher of (i) the rate of interest per annum then most recently established by Comerica as its prime or base rate of interest (which rate may not be the lowest rate of interest charged by Comerica) or
(ii) the Federal Funds Rate plus 0.5%, with each change in the Base Rate to become effective, without notice to Borrower, as of the opening of business on the effective date of each change in the Base Rate; provided, however, that, in the event Comerica is no longer Administrative Agent hereunder for whatever reason, the aforesaid reference in this definition to Comerica shall instead be deemed to mean and refer to such Bank as may from time to time be Administrative Agent hereunder, in such Bank's capacity as a Bank hereunder, or such other Bank as may from time to time be specified by the Banks in their discretion, which Base Rate shall be established by such Bank in accordance with its internal policies and procedures applicable from time to time.

"Base Rate Loan" means a Loan that bears interest at the Base Rate.

"Base Rate Margin" shall have the meaning set forth in Section
2.4(b)(i).

"Borrower" means FFE Transportation Services, Inc., a Delaware corporation.

"Borrowing Base" means the sum of:

(a) an amount equal to (i) eighty-five percent (85%) of the aggregate Eligible Accounts; plus

(b) so long as any Vehicles are included in the Borrowing Base, an amount equal to the lesser of (i) $15,000,000, or (ii) sixty-five percent (65%) of the Orderly Liquidation Value of Vehicle Collateral in which the Collateral Agent, for the benefit of the Banks, has a valid, perfected Lien and which is not subject to any Lien other than Liens in favor of Collateral Agent and the Banks;

all calculated in accordance with GAAP based upon consolidated financial information of Parent and the Subsidiaries. The Borrowing Base shall be determined by Administrative Agent from time to time in its good faith judgment.

"Borrowing Base Availability" means (a) the Borrowing Base, minus
(b) the Outstanding Revolving Credit.

"Borrowing Base Report" means a report prepared and executed by Borrower, substantially in the form of Exhibit A attached hereto appropriately completed, in form and substance satisfactory to Administrative Agent evidencing the calculation of the Borrowing Base.

"Business Day" means (a) any day on which commercial banks are not authorized or required to close in Dallas, Texas, or Chicago, Illinois, and
(b) with respect to all Advances, payments, Conversions, Continuations, Interest Periods and notices in connection with LIBOR Loans, any day which is a Business Day described in clause (a) above and which is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

"Calculation Period" shall have the meaning set forth in Section
2.4(b)(i).

"Capital Expenditure" means any and all expenditures by a Person for
(i) an asset which will be used in a year or years subsequent to the year in which the expenditure is made and which asset is properly classified in relevant financial statements of such Person as equipment, real property or improvements, fixed assets or a similar type of capitalized asset in accordance with GAAP, (ii) an asset relating to or acquired in connection with an acquired business, and (iii) any and all acquisition costs related to
(i) and (ii) above.

"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, as the same may be amended from time to time. Change in Control" means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of shares representing more than 30% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding capital stock of the Parent; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent by Persons who were neither (i) nominated by the board of directors of the Parent nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Parent by any Person or group.

"Closing Date" means May 30, 2002.

"Code" means the Uniform Commercial Code of Texas.

"Collateral" means any and all property or assets in which a security interest, pledge or other such interest has been or from time to time may be granted to Administrative Agent, Collateral Agent and the Banks to secure the Obligations.

"Collateral Agent" means LaSalle Bank National Association in its capacity as collateral agent for the Banks under this Agreement, and its successors and assigns in such capacity.

"Commitment" means, with respect to each Bank, the obligation of such Bank, in accordance with this Agreement, to make or continue Loans and to make or participate in Letter of Credit Liabilities in an aggregate principal amount at any one time outstanding up to but not exceeding the amount set forth opposite the name of such Bank on Schedule 1.1 or, if such Bank is party to an Assignment and Acceptance, as set forth in the most recent Assignment and Acceptance of such Bank, and as the same may be increased or decreased pursuant to this Agreement or as otherwise set forth in this Agreement.

"Commitment Fee Rate" shall have the meaning set forth in Section
2.4(b)(iii).

"Companies" means Parent, Borrower and the Other Subsidiaries, and a

"Company" means any of Parent, Borrower or an Other Subsidiary.

"Compliance Certificate" means a certificate in the form of Exhibit D hereto with the blanks completed accurately and signed by the Chief Financial Officer or Treasurer of Parent and the Chief Financial Officer or Vice President of Finance of Borrower.

"Compliance Income" shall have the meaning set forth in Section 5.1(m).

"Consolidated Tangible Net Worth" means, at any time, all amounts which in conformity with GAAP would be included as stockholders' equity or owners' equity on a consolidated balance sheet of the Companies; provided, however, there shall be excluded therefrom (a) any amount at which shares of capital stock of any Person appear as an asset on the balance sheet of such Person,
(b) goodwill, including any amounts, however designated, that represent the excess of the purchase price paid for assets or stock over the value assigned thereto, (c) patents, trademarks, trade names and copyrights, (d) deferred expenses, (e) loans and advances to any stockholder, director, officer, partner, or employee of any Company or any Affiliate of any Company, (f) the W&B Note, (g) all equity interests in W&B Newco, L.P., (h) Operating Rights, and (i) all other assets which are properly classified as intangible assets.

"Consolidated Total Liabilities" means, at any time, all liabilities that, in accordance with GAAP, should be classified as such on a consolidated balance sheet of the Companies.

"Continue", "Continuation" and "Continued" shall refer to the continuation pursuant to Section 2.6 of any LIBOR Loan as a LIBOR Loan from one Interest Period to the next Interest Period.

"Contract Rate" shall have the meaning set forth in Section 9.19(a).

"Control" means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

"Convert", "Conversion" and "Converted" shall refer to a conversion pursuant to Section 2.1(b), Section 2.6, Section 2.22, or Section 2.24 of one Type of Loan into another Type of Loan.

"Current Financials" shall have the meaning set forth in Section 4.2.

"Debtor Relief Laws" means any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization, or similar debtor relief laws affecting the rights of creditors generally from time to time in effect.

"Default" shall have the meaning set forth in Article VI.

"Default Rate" shall have the meaning set forth in Section 2.4(a).

"Demo Vehicles" shall have the meaning specified in the definition of

"Permitted Liens".

"Deposit" shall have the meaning set forth in Section 7.7.

"Dollars" or "$" have the meaning set forth in Section 9.8.

"EBITDAR" shall have the meaning set forth in Section 5.1(f).

"Eligible Accounts" means, as of any date, an amount equal to the aggregate net invoice or ledger amount owing on all trade accounts receivable of the Companies, on a consolidated basis, for goods sold or leased (provided such goods have been shipped) or services rendered, after deducting (without duplication): (i) each such account that is unpaid 90 days after the original invoice date thereof, (ii) all such accounts in which a Person (other than the Banks specifically as security for the Obligations) has a Lien, (iii) the amount of all discounts, allowances, rebates, credits and adjustments to such accounts, (iv) all contra accounts, setoffs, defenses or counterclaims asserted by or available to the Persons obligated on such accounts, provided, however, that with respect to freight claims which constitute a part of accrued claims liability, only the current or short-term portion thereof shall be so deducted, (v) all accounts with respect to which goods are placed on consignment, guaranteed sale or other terms by reason of which the payment by the account debtor may be conditional, (vi) the amount billed for or representing retainage, if any, until all prerequisites to the immediate payment of retainage have been satisfied, (vii) the amount of freight in transit (i.e., billed but not delivered), (viii) all such accounts owed by account debtors which are known to any officer of any Company, Administrative Agent or any Bank to be insolvent, (ix) all such accounts owing by Affiliates of a Company, (x) all accounts in which the account debtor is not a resident of the United States unless such accounts are supported by a letter of credit issued by a bank acceptable to Administrative Agent or by foreign credit insurance issued by a Person acceptable to Administrative Agent (xi) all accounts in which the account debtor is the United States or any department, agency or instrumentality of the United States, except to the extent acknowledgment of assignment to the Banks, specifically as security for the Obligations, of such account in compliance with the Federal Assignment of Claims Act and other applicable Law has been received by Administrative Agent, (xii) all accounts not evidenced by evidence of billing acceptable to the Required Banks, (xiii) all accounts evidenced by any note, trade acceptance, draft or other instrument or chattel paper, (xiv) any account which is not a valid, legally enforceable obligation of the account debtor thereunder, (xv) all accounts in which Administrative Agent does not have a first priority, perfected Lien, and (xvi) all accounts otherwise unacceptable to the Required Banks in their respective sole reasonable discretion.

"ERISA" shall have the meaning set forth in Section 4.6.

"Exhibits" shall have the meaning set forth in Section 9.10.

"Federal Funds Rate" means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers ("Overnight Transactions") transacted on the immediately preceding Business Day, as published by the Federal Reserve Bank of New York, or, if such interest rate is not so published for any Business Day, the average of the per annum interest rate quotations for Overnight Transactions received by Comerica (or other applicable Bank referred to in the definition of "Base Rate" for such Business Day from three Federal funds brokers of recognized standing selected by Comerica (or such other applicable Bank).

"Financial Statements" includes, but is not necessarily limited to, balance sheets, profit and loss statements, reconciliations of capital and surplus, statements of cash flows prepared on a consolidated basis, and the footnotes thereto.

"Financing Lease" means any lease of property which shall, in accordance with GAAP, be capitalized on a balance sheet of a Company.

"Fixed Charge Coverage Ratio" shall have the meaning set forth in
Section 5.1(f).

"Fixed Charges" shall have the meaning set forth in Section 5.1(f).

"Funded Debt" shall have the meaning set forth in Section 5.1(k).

"GAAP" means generally accepted accounting principles, applied on a consistent basis, set forth in authoritative pronouncements issued by the American Institute of Certified Public Accounts, the Financial Accounting Standards Board, the Securities and Exchange Commission, the International Accounting Standards Committee, and any other comparable governing body, which are applicable in the circumstances as of the date in question, and the requisite that such principles are applied on a consistent basis means that the accounting principles observed in a current period are comparable in all material respects to those applied in a preceding period.

"Governmental Requirement" means any Law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement of any federal, state, county, municipal, parish, or other Tribunal or any department, commission, board, court, agency or any other instrumentality of any of them.

"Group Member" means any Person which is a member with any Company in an "affiliated service group" as defined in Section 414(m) of the IRC, a "controlled group of corporations" as defined in Section 1563 of the IRC, or any "trades or businesses . . . which are under common control" as defined by
Section 414(c) of the IRC.

"Guaranty Agreement" means a guaranty agreement, in form and substance satisfactory to the Banks, pursuant to which a Company (other than Borrower) guarantees prompt payment and performance of the Obligations, and "Guaranty Agreements" means all of such agreements.

"Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or
(d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

"Hazardous Materials" means "hazardous substances," "hazardous waste" or "hazardous constituents" in CERCLA, RCRA or any other federal, state or local environmental statute or regulation.

"Hedge Agreement" means, with respect to Borrower or any other Company, any and all transactions, agreements, documents, or arrangements between Borrower or any other Company and one or more Banks, now existing or hereafter entered into, which provide for an interest rate, credit, commodity, or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or other similar transactions, for the purpose of hedging exposure to fluctuations in interest or exchange rates, loan, credit exchange, security, or currency valuations, or commodity prices or other similar risks.

"Highest Lawful Rate" means, with respect to any Bank, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received with respect to the particular Obligations as to which such rate is to be determined, payable to such Bank pursuant to this Agreement or any other Loan Paper, under Laws applicable to such Bank which are presently in effect or, to the extent allowed by law, under such applicable Laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable Laws now allow. The Highest Lawful Rate shall be calculated in a manner that takes into account any and all fees, payments and other charges in respect of the Loan Papers that constitute interest under applicable Law. Each change in any interest rate provided for herein based upon the Highest Lawful Rate resulting from a change in the Highest Lawful Rate shall take effect without notice to Borrower or any other Person at the time of such change in the Highest Lawful Rate. For purposes of determining the Highest Lawful Rate under Texas law, the applicable rate ceiling shall be the weekly rate ceiling described in, and computed in accordance with, Sections 303.003 and 303.009 of the Texas Finance Code, as amended and in effect from time to time, or any successor or replacement statute; provided, however, that, to the extent permitted by applicable Law, Administrative Agent shall have the right to change the applicable rate ceiling from time to time in accordance with applicable Law.

"Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable incurred in the ordinary course of business which are not more than 90 days past due), (f) all obligations secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all obligations of such Person under Financing Leases, (i) all obligations, contingent or otherwise, of such Person in respect of letters of credit, letters of guaranty, bankers' acceptances, surety or other bonds and similar instruments, (j) all liabilities of such Person in respect of unfunded vested benefits under any Plan, and (k) payment obligations with respect to Hedge Agreements, provided that for purposes of this definition, the amount of the obligation of any Person under any Hedge Agreement shall be the amount determined, in respect thereof as of the end of the most recently ended fiscal quarter of such Person, based on the assumption that such Hedge Agreement has terminated at the end of such fiscal quarter, and in making such determination, if such Hedge Agreement provides for the netting of amounts payable by and to each party thereto or if any Hedge Agreement provides for the simultaneous payment of amounts by and to each party, then in each such case, the amount of such obligation shall be the net amount so determined; provided, however, that notwithstanding the foregoing, Indebtedness shall not include deposits, escrows or bonds of such Person pursuant to an independent contractor agreement not to exceed $1,000,000 in the aggregate at any time. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

"Interest Period" means, with respect to any LIBOR Loan, a period commencing: (i) on any date upon which, pursuant to a Notice of Activity or otherwise pursuant to the provisions of this Agreement, the principal amount of such LIBOR Loan begins to accrue interest at the LIBOR Rate, or (ii) on the last day of the immediately preceding Interest Period, in the case of a Continuation to a successive Interest Period, and ending one (1), two (2), three (3) or six (6) months thereafter as Borrower shall elect in accordance with the provisions of Section 2.9; provided, that: (A) any Interest Period which would otherwise end on a day which is not a LIBOR Business Day shall be extended to the next succeeding LIBOR Business Day, unless such LIBOR Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day; (B) any Interest Period which begins on the last LIBOR Business Day of a calendar month (or a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (A) above, end on the last LIBOR Business Day of the appropriate subsequent calendar month, and (C) any Interest Period that would otherwise end after the Termination Date shall end on the Termination Date.

"IRC" shall mean the Internal Revenue Code of 1986, as amended.

"Issuing Bank" means Comerica, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in
Section 2.14(g).

"Laws" means any and all applicable laws, statutes, ordinances, rules, regulations, orders, writs, injunctions, and/or decrees of the United States, any state or commonwealth, any territory or possession, any foreign country, or any Tribunal.

"Letter of Credit" shall have the meaning assigned to such term in
Section 2.14.

"Letter of Credit Liabilities" means, at any time, the aggregate undrawn face amounts of all outstanding Letters of Credit and all Reimbursement Obligations.

"Leverage Ratio" shall have the meaning set forth in Subsection 5.1(k).

"LIBOR Business Day" shall mean a day on which dealings in Dollars are carried out in the London Inter-Bank Eurocurrency market.

"LIBOR Loan" means a Loan that bears interest at the LIBOR Rate.

"LIBOR Rate" as applied to any LIBOR Loan made by any Bank hereunder, shall mean the quotient of (i) the rate per annum (rounded upwards, if necessary, to the nearest 1/16th of 1%) determined by Administrative Agent, by reference to Telerate page 3750 (or any successor page) or otherwise, to be the rate offered to Comerica at approximately 11:00 a.m. London time (or as soon thereafter as practicable) two Business Days prior to the first day of such Interest Period by leading banks in the London interbank market of U.S. Dollar deposits in immediately available funds having a term comparable to such Interest Period and in an amount comparable to the principal amount of the LIBOR Loan applicable to Comerica to which such Interest Period relates divided by (ii) the remainder of (A) 1.00 minus (B) the LIBOR Reserve Percentage applicable to such LIBOR Loan. The determination by Administrative Agent of the LIBOR Rate shall, in the absence of manifest error, be conclusive.

"LIBOR Rate Margin" shall have the meaning as set forth in Section
2.4(b)(ii).

"LIBOR Reserve Percentage" shall mean, with respect to each Interest
Period, a percentage (expressed as a decimal) equal to the daily average during such Interest Period of the percentages in effect on each day of such Interest Period, as prescribed by the Board of Governors of the Federal Reserve System (or any successor), for determining reserve requirements applicable to "eurocurrency liabilities" pursuant to Regulation D or any other then applicable regulation of the Board of Governors (or any successor) which prescribes reserve requirements applicable to "eurocurrency liabilities," as presently defined in Regulation D, or any eurocurrency funding. Without limiting the effect of the foregoing, the LIBOR Reserve Percentage shall reflect any other reserves required to be maintained by such member banks by reason of any change in laws against any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined or any category of extensions of credit or other assets which include LIBOR Loans.

"Lien" means any security interest, mortgage, pledge, lien, claim, charge, encumbrance, title retention agreement, lessor's interest under a Financing Lease or analogous instrument, in, of or on any of the Companies' property (or any other Person's property if the context so requires).

"Litigation" means any proceeding, claim, lawsuit and/or investigation conducted or threatened by or before any Tribunal, including, but not limited to, proceedings, claims, lawsuits and/or investigations under or pursuant to any environmental, occupational safety and health, antitrust, unfair competition, securities, taxation or other Law, or under or pursuant to any contract, agreement or other instrument.

"Loans" shall have the meaning assigned to such term in Section 2.1.

"Loan Papers" means this Agreement, the Notes, the Guaranty Agreements and any and all certificates, mortgages, deeds of trust, security agreements and other documents and agreements executed and/or delivered in connection with the making of Loans or the issuing of Letters of Credit or otherwise pursuant to the terms of this Agreement and any future amendments and supplements thereto and restatements thereof.

"Margin Regulations" means Regulations T, U and X of the Board of
Governors of the Federal Reserve System, as in effect from time to time.

"Margin Stock" means "margin stock" as defined in Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

"Material Adverse Effect" means any effect which might reasonably be expected to be material and adverse to the financial condition or business operations of the Companies as a whole on a consolidated basis.

"Net Income" means, for any period and any Person, the sum of the following calculated without duplication: (a) such Person's consolidated net income (or loss) determined in conformity with GAAP; minus (b) nonrecurring, extraordinary gains, including, without limitation, any nonrecurring death benefits under life insurance policies.

"New Entity" shall have the meaning set forth in Section 9.14.

"Notes" means the Revolving Credit Notes.

"Notice of Activity" means the written notice given by Borrower to Administrative Agent of a Advance, Conversion, Continuation or issuance of a Letter of Credit, which shall be substantially in the form of Exhibit B attached.

"Obligations" means all present and future obligations and liabilities, and all renewals and extensions thereof, or any part thereof, of Borrower or any other Company to any one or more of the Agents and/or any one or more of the Banks and created or evidenced by or existing or arising out of or pursuant to this Agreement, the Revolving Credit Notes or any one or more of the other Loan Papers (including, without limitation, the Principal Obligation, the Reimbursement Obligation arising pursuant to any Letters of Credit, and all other indebtedness, obligations, fees and liabilities arising pursuant to this Agreement, or otherwise) and pursuant to or under any Hedge Agreement that Borrower or any other Company may enter into with the express written consent of Administrative Agent and the Required Banks, and all interest accruing thereon and costs, expenses and attorneys' fees incurred in the enforcement or collection thereof, regardless of whether such obligations and liabilities are direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, but not limited to, the obligations and liabilities arising pursuant to any of the Loan Papers, and all renewals and extensions thereof, or any part thereof, and all present and future amendments thereto.

"Operating Rights" means the operating rights, franchises, certificates, authorizations, permits and licenses of Borrower and the other Companies.

"Orderly Liquidation Value" with respect to each Vehicle, means (a) with respect to any Vehicle acquired after the Closing Date, the Purchase Price of such Vehicle, which amount shall be reduced each month by an amount equal to 1% of the Purchase Price of such Vehicle as previously so reduced, to reflect depreciation, until such time as a Vehicle Appraisal for such Vehicle shall have been delivered to Collateral Agent or Administrative Agent, and thereafter the orderly liquidation value attributed to such Vehicle in the most recent Vehicle Appraisal for such Vehicle; and (b) with respect to any other Vehicle, the orderly liquidation value attributed to such Vehicle in the most recent Vehicle Appraisal. Notwithstanding the foregoing, the term "Orderly Liquidation Value" shall not include the value of any Vehicle which is no longer owned by a Company or which has been (i) destroyed, confiscated by a governmental authority, stolen, or lost, or (ii) restricted from use, attached by legal process, or immobilized due to lack of repair for a period of forty-five (45) consecutive calendar days.

"Other Subsidiary" means any Person of which an aggregate of 50% or more of the issued and outstanding voting stock, or 50% or more of the equity interests, at the time at which any determination is being made, is owned of record or beneficially, directly or indirectly, by any Company.

"Outstanding Revolving Credit" means, at any particular time, the sum of (a) the aggregate outstanding principal amount of the Loans, plus (b) all Letter of Credit Liabilities.

"Parent" means Frozen Food Express Industries, Inc., a Texas corporation.

"Permitted Investments" means investments in (i) indebtedness, evidenced by notes maturing not more than one hundred eighty (180) days after the date of issue, issued or guaranteed by the federal government of the United States of America, or any agency thereof, (ii) certificates of deposit, maturing not more than one hundred eighty (180) days after the date of issue, issued by commercial banking institutions, each of which is a member of the Federal Reserve System and which has combined capital and surplus and undivided profits of not less than $100,000,000.00, or any other financial institution if the amount on deposit is fully insured by The Federal Deposit Insurance Corporation, (iii) commercial paper, maturing not more than one hundred eighty (180) days after the date of issue, issued by a corporation (other than an Affiliate of the Companies) with a rating of "P-1" (or its then equivalent) according to Moody's Investors Service, Inc., "A-l" (or its then equivalent) according to Standard & Poor's Corporation or "F-l" (or its then equivalent) according to Fitch's Investors Service, Inc., or issued by any Bank with a rating of "P-3" (or its then equivalent) according to Moody's Investors Service Inc., or "A-3" (or its then equivalent) according to Standard & Poor's Corporation, (iv) money market funds that invest only in securities which mature within one (1) year after the date of purchase and which have ratings meeting the standard of (iii) above, or (v) securities issued or guaranteed by an agency of the United States of America.

"Permitted Liens" means with respect to any asset or property (or any interest therein),

     a. Liens (if any) securing the Notes in favor of Administrative Agent, Collateral Agent and/or the Banks;

     b. The following, if the validity and amount thereof are being contested in good faith and by appropriate legal proceedings and so long as (i) levy and execution thereon have been stayed and continue to be stayed, (ii) they do not in the aggregate materially detract from or threaten the value of the asset or property, or materially impair the use thereof in the operation of any Company's business, and (iii) a reserve therefor, if appropriate, has been established in accordance with GAAP: claims and Liens for taxes due and payable; claims and Liens upon and defects of title to real and personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits; claims and Liens of mechanics, materialmen, warehousemen, landlords or carriers, or similar Liens; and adverse judgments on appeal;

     c.   Liens for taxes not past due;

     d. Mechanics', materialmen's, warehousemen's, landlords' or carriers' Liens for services or materials for which payment is not past due;

     e. Liens in favor of the lessor on the assets being leased under any operating lease or Financing Lease;

     f. Encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of Borrower or the other Companies to use such assets in their respective businesses, and none of which is violated in any material respect by existing or proposed structures or land use;

     g. Liens resulting from good faith deposits to secure payments of workmen's compensation or other social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, and contracts (other than for payment of borrowed money); and

     h. Liens at any time existing on up to fifty (50) tractors and fifty (50) trailers that are purchased for a nominal amount from vehicle vendors and that are required to be sold by the owner back to such vendors for a nominal amount (collectively, "Demo Vehicles").

"Person" means any individual, firm, corporation, association, partnership, joint venture, trust, other entity or Tribunal.

"Plan" means all (present, prior (including terminated and transferred) and future) plans, programs agreements, arrangements and methods of contribution or compensation providing any remuneration or benefits other than current cash compensation to any current or former employee of any Company or any other Group Member or to any other Person who provides services to any Company or any other Group Member whether or not subject to ERISA; and includes, but is not limited to, pension, retirement, profit sharing, stock bonus, nonqualified deferred compensation, disability, medical, dental, workers compensation, health insurance, life insurance, incentive plans, vacation benefits and fringe benefits.

"Potential Default" means the occurrence of an event or condition that with notice or lapse of time would become a Default.

"Principal Obligation" means, as of the date of any determination thereof, the aggregate unpaid principal balance of all Loans and Reimbursement Obligations made by any Bank up to the time in question.

"Pro Rata Share" means, with respect to each Bank and from time to time, an amount equal to the quotient obtained by dividing such Bank's Commitment by the aggregate amount of the Commitments or, if all the Commitments are terminated, the quotient obtained by dividing such Bank's outstanding Loans by the aggregate outstanding Loans of all Banks.

"Purchase Price" means, in the case of a Vehicle, the bona fide price which the purchaser actually pays to the seller for such Vehicle, including
(i) trade-in allowance, (ii) seller's delivery and handling charges;
(iii) excise tax on the Vehicle; (iv) any sale and use taxes; (v) freight charges; and (vi) other expenses required to effect delivery of the Vehicle to the purchaser.

"Quarterly Payment Date" means the last Business Day of each March, June, September and December.

"RCRA" means the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984, as the same may be amended from time to time.

"Regulatory Change" means, with respect to any Bank, any change after the Closing Date in any U.S. federal or state, or any foreign, Laws or regulations or the adoption or making after such date of any interpretations, directives or requests applying to a class of lenders including such Bank of or under any U.S. federal or state, or any foreign, Laws or regulations (whether or not having the force of law) by any Tribunal charged with the interpretation or administration thereof.

"Reimbursement Obligation" shall have the meaning assigned to such term in Section 2.14(d).

"Reportable Event" has the meaning assigned to that term in Title IV of ERISA.

"Required Banks" means, as of the date of any determination thereof, any two or more of the Banks, that hold, in the aggregate, sixty-six and two-thirds of one percent (66-2/3%) or more of the sum of the Principal Obligation then outstanding plus the aggregate face amount of the Letters of Credit then outstanding, or, if no Principal Obligation or Letter of Credit is then outstanding, any two or more of the Banks, that hold, in the aggregate, sixty-six and two-thirds of one percent (66-2/3%) or more of the Commitments. For purposes of this definition, the effects of rounding to the nearest cent shall not be taken into account.

"Revolving Credit Notes" shall have the meaning set forth in Section
2.2, and "Revolving Credit Note" shall mean any of such promissory notes.

"Schedules" shall have the same meaning set forth in Section 9.10.

"Section(s)" shall have the meaning set forth in Section 9.10.

"Security Agreements" means (a) security agreements, pledge agreements and other agreements, documents or instruments executed by the Borrower, Parent or any Subsidiary dated the Closing Date (or such other date as any such Person may execute such Security Agreement), (b) any such agreement, document or instrument at any time executed pursuant to Section 3.1(a) hereof, evidencing or creating a Lien as security for the Obligations and in form and substance reasonably satisfactory to Administrative Agent and Collateral Agent, and (c) any and all amendments, modifications, supplements, renewals, extensions, restatements or replacements thereof.

"Solvent" means, as to any Person, that (a) the aggregate fair market value of its assets exceeds its liabilities, (b) it has sufficient cash flow to enable it to pay its Indebtedness as such Indebtedness matures, and (c) it does not have unreasonably small capital to conduct its business.

"Subsidiaries" means FFE, Borrower, Conwell, AirPro, LML, Express,
Cartage, Middleton, Logistics and CPI, and shall also mean and include any New Entity which has executed and delivered a Guaranty Agreement and letter as provided in Section 9.14 and has not been released or otherwise discharged from its obligations thereunder.

"Syndication Agent" means LaSalle Bank National Association in its capacity as syndication agent for the Banks under this Agreement, and its successors and assigns in such capacity.

"Taxes" means any and all present and future taxes, levies, imposts, deductions, withholdings, assessments, fees or other charges from time to time or at any time imposed by any Laws or by any Tribunal (excluding taxation of the income of the Banks).

"Termination Date" shall mean June 1, 2005, or such earlier date upon which the obligation of the Banks to make Loans is terminated pursuant to the terms of this Agreement.

"Tribunal" means any state, commonwealth, federal, foreign, territorial, or other court or governmental department, commission, board, bureau, agency or instrumentality.

"Type" means any type of Loan (i.e., Base Rate Loan or LIBOR Loan).

"Vehicle Appraisal" means an appraisal of any or all of the Vehicles, performed on behalf of the Administrative Agent or the Collateral Agent and the Banks, by an appraisal firm reasonably satisfactory to the Administrative Agent and the Collateral Agent, dated a recent date satisfactory to the Administrative Agent and the Collateral Agent and in all respects satisfactory to the Administrative Agent and the Collateral Agent in their respective sole and absolute discretion.

"Vehicles" means any and all of the following, whether now owned or hereafter acquired by Parent, Borrower, or any Subsidiary: (a) all tractors and trailers registered in accordance with any Law for public roadway use in the operation of Parent's, Borrower's or any Subsidiary's motor carrier business, and (b) all equipment and accessories permanently attached to any such Vehicles, including without limitation all refrigeration units, tires and tubes; provided, that (i) "Vehicles" shall include such equipment and accessories only so long as they are so permanently attached and shall not include any spare parts inventory; (ii) Vehicles shall not include any such property described in the foregoing clauses (a) and (b) that (1) is leased to any Company by any Person other than another Company, (2) is a vehicle which is intended for use, and is in fact used, solely on location at Parent's, Borrower's or any Subsidiary's place of business (commonly known as "yard hosses"), (3) constitutes "inventory" as such term is defined in Chapter 9 of the Code, or (4) is a Demo Vehicle.

"Vehicle Collateral" means, collectively, all of the Vehicles which are included in the Collateral.

"W&B Note" means that certain Subordinated Term Note dated as of December 26, 2001, made by W&B Newco, L.P., payable to the order of AirPro in the original principal amount of $4,134,785.00, and all renewals, extensions, amendments, modifications, replacements, substitutions and rearrangements thereof.
Section 1.2 UCC Changes. All terms used herein which are defined in the UCC shall, unless otherwise provided, have the meanings ascribed to them in the UCC both as in effect on the date of this Agreement and as hereafter amended. The parties intend that the terms used herein which are defined in the UCC have, at all times, the broadest and most inclusive meanings possible. Accordingly, if the UCC shall in the future be amended or held by a court to define any term used herein more broadly or inclusively than the UCC in effect on the date of this Agreement, then such term as used herein shall be given such broadened meaning. If the UCC shall in the future be amended or held by a court to define any term used herein more narrowly, or less inclusively, than the UCC in effect on the date of this Agreement, such amendment or holding shall be disregarded in defining terms used in this Agreement.

                              ARTICLE II
               AMOUNTS AND TERMS OF CREDIT COMMITMENTS

          Section 2.1    Commitments.

     (a) Loans. Subject to the terms and conditions of this Agreement (including, without limitation, Section 2.13), each Bank severally agrees to make one or more revolving credit loans to Borrower from time to time from and including the Closing Date to but excluding the Termination Date in an aggregate principal amount outstanding not to exceed the positive remainder of (i) the amount of such Bank's Commitment as then in effect, minus
(ii) such Bank's Pro Rata Share of the Letter of Credit Liabilities then outstanding (such revolving credit loans referred to in this Section 2.1(a) now or hereafter made by the Banks to Borrower from and including and after the Closing Date are hereinafter collectively called the "Loans"); provided, however, that (a) the Outstanding Revolving Credit shall not at any time exceed the lesser of (i) the Borrowing Base then most recently determined, or
(ii) the aggregate amount of the Commitments, and (b) the amount of Borrowing Base Availability shall not at any time be less than $5,000,000. If any Loan would cause Borrowing Base Availability to be less than $5,000,000, no Bank shall be obligated to make such Loan unless and until the Companies shall have caused the perfection of the Lien of Collateral Agent, for the benefit of the Banks, in Vehicles having an aggregate Orderly Liquidation Value such that Borrowing Base Availability is at all times equal to or greater than $5,000,000, pursuant to documentation satisfactory to Collateral Agent and Required Banks as provided in Section 5.1(r). Subject to the foregoing limitations and the other terms and conditions of this Agreement, Borrower may borrow, repay and re-borrow the Loans hereunder prior to the Termination
Date.   The Borrowing Base shall be determined in good faith by
Administrative Agent in connection with the delivery of the Borrowing Base Report to be delivered in accordance with Section 5.1(l), subject to Administrative Agent's right to re-determine the Borrowing Base in accordance with the immediately succeeding sentence. In addition, the Borrowing Base may be re-determined at any time and from time to time by Administrative Agent in good faith upon the occurrence and during the continuation of a Potential Default.

     (b) Continuation and Conversion of Loans. Subject to the terms of this Agreement, Borrower may borrow the Loans as Base Rate Loans or LIBOR Loans and Borrower may Continue LIBOR Loans or Convert Loans of one Type into Loans of the other Type.

     (c) Lending Offices. Loans of each Type made by each Bank shall be made and maintained at such Bank's Applicable Lending Office for Loans of such Type.

     Section 2.2 The Notes. The Loans made by each Bank shall be evidenced by a single promissory note (each a "Revolving Credit Note") of Borrower in substantially the form of Exhibit C hereto, dated the Closing Date, payable to the order of such Bank in a principal amount equal to its Commitment as originally in effect, and otherwise duly completed. Each Bank is hereby authorized by Borrower to endorse on the schedule (or a continuation thereof) attached to each Note of such Bank, to the extent applicable, the date, amount and Type of and the Interest Period (if applicable) for each Loan made by such Bank to Borrower and the amount of each payment or prepayment of principal of such Loan received by such Bank, provided that any failure by such Bank to make any such endorsement shall not affect the obligations of Borrower, Parent or any other Subsidiary under such Note or this Agreement in respect of such Loan.

     Section 2.3 Repayment of Loans. Borrower shall pay the outstanding principal amount on all Loans on the Termination Date. If any payment of principal becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and interest shall be payable at the then applicable rate during such extension.

     Section 2.4 Interest and Fees.

     (a) Interest Rate. Borrower shall pay to the Administrative Agent for the account of each Bank interest on the unpaid principal amount of each Loan made by such Bank for the period commencing on the date of such Loan to but excluding the date such Loan is due, at a fluctuating rate per annum equal to the Applicable Rate. The term "Applicable Rate" means (i) with respect to Base Rate Loans outstanding from day to day, the lesser of (A) the Highest Lawful Rate or (B) the Base Rate plus the Base Rate Margin and (ii) with respect to LIBOR Loans outstanding from day to day, the lesser of (A) the Highest Lawful Rate or (B) the LIBOR Rate plus the LIBOR Rate Margin. Notwithstanding the foregoing, subject to Section 9.19, (1) all principal outstanding after the occurrence of a Default which has not been cured to the satisfaction of the Administrative Agent and the Required Banks or waived in writing by the Administrative Agent and the Required Banks shall bear interest at the Default Rate, which shall be due and payable on demand, and
(2) past due principal, interest, fees and other amounts shall bear interest at the Default Rate, which shall be payable on demand. The term "Default Rate" means a rate per annum equal to (i) in the case of principal of any Loan, the lesser of (A) the Highest Lawful Rate, or (B) 2% plus the rate otherwise applicable to such Loan as provided above, or (ii) in the case of any other amount, including interest and fees, 2% plus the rate applicable to Base Rate Loans as provided above.

     (b) Determinations of Margins and Fees.  The margins identified in
Section 2.4(a) and the fees payable under Section 2.11 shall be defined and determined as follows:

         (i) "Base Rate Margin" shall mean (i) during the period commencing on the Closing Date and ending on but not including the first Adjustment Date (as defined below), 1.00% per annum and

         (ii) during each period from and including one Adjustment Date to but excluding the next Adjustment Date (herein a "Calculation Period"), the percent per annum set forth in the table below under the heading "Base Rate Margin" and opposite the Leverage Ratio which corresponds to the Leverage Ratio set forth in, and as calculated in accordance with, the applicable Compliance Certificate.

         (ii) "LIBOR Rate Margin" shall mean (i) during the period commencing on the Closing Date and ending on but not including the first Adjustment Date, 2.25% per annum and (ii) during each Calculation Period, the percent per annum set forth in the table below under the heading "LIBOR Rate Margin" and opposite the Leverage Ratio which corresponds to the Leverage Ratio set forth in, and as calculated in accordance with, the applicable Compliance Certificate.

         (iii) "Commitment Fee Rate" shall mean (i) during the period commencing on the Closing Date and ending on but not including the first Adjustment Date, 0.25% per annum and (ii) during each Calculation Period, the percent per annum set forth in the table below under the heading "Commitment Fee Rate" and opposite the Leverage Ratio which corresponds to the Leverage Ratio set forth in, and as calculated in accordance with, the applicable Compliance Certificate.


     Leverage Ratio                 Base Rate       LIBOR Rate       Commitment
                                    Margin            Margin          Fee Rate

     Greater than or equal to        1.50%            2.75%            0.35%
     2.25

     Greater than or equal to        1.25%            2.50%            0.25%
     1.75 but less than 2.25

     Greater than or equal to        1.00%            2.25%            0.25%
     1.25 but less than 1.75

     Less than 1.25                  0.75%            2.00%            0.20%

Upon delivery of each Compliance Certificate pursuant to this Agreement, commencing with such Compliance Certificate delivered as of the period ending on June 30, 2002, the LIBOR Rate Margin (for Interest Periods commencing after the applicable Adjustment Date), the Base Rate Margin and the Commitment Fee Rate shall automatically be adjusted in accordance with the Leverage Ratio set forth therein and the table set forth above, such automatic adjustment to take effect as of the first Business Day after the receipt by the Administrative Agent of the related Compliance Certificate (each such Business Day when such margins or fees change pursuant to this sentence or the next following sentence, herein an "Adjustment Date"). If Parent fails to deliver such Compliance Certificate which so sets forth the Leverage Ratio within the period of time required by this Agreement: (i) the LIBOR Rate Margin (for Interest Periods commencing after the applicable Adjustment Date) shall automatically be adjusted to two and three-fourths percent (2.75%) per annum; (ii) the Base Rate Margin shall automatically be adjusted to one and one-half percent (1.50%); and (iii) the Commitment Fee Rate shall automatically be adjusted to seven-twentieths of one percent (0.35%), such automatic adjustments to take effect as of the first Business Day after the last day on which Parent was required to deliver the applicable Compliance Certificate in accordance with this Agreement and to remain in effect until subsequently adjusted in accordance herewith upon the delivery of such Compliance Certificate.

     (c) Computation of Interest and Fees.  Interest based on the Base
Rate and, the LIBOR Rate and all fees shall be calculated on the basis of actual days elapsed, but computed as if each calendar year consisted of 360 days, subject to limitations of the Highest Lawful Rate. Each determination by Administrative Agent of the Base Rate and/or the LIBOR Rate shall, in the absence of manifest error, be conclusive and binding.

     (d) Recapture of Interest Lost as a Result of Interest Limitations.
If at any time the rate of interest applicable to any Loan exceeds the Highest Lawful Rate, the rate of interest which such Loan bears shall be limited to the Highest Lawful Rate, but, notwithstanding any subsequent reductions in the Applicable Rate, the rate of interest which such Loan bears shall not thereafter be reduced below the Highest Lawful Rate until such time as the total amount of interest accrued on such Loan equals the amount of interest which would have accrued if the Applicable Rate had at all times been in effect.

     (e) Payment Dates. Accrued interest on the Loans shall be due and payable in arrears on the first Business Day of each calendar month and on the Termination Date.

     Section 2.5 Borrowing Procedure.

Borrower shall give Administrative Agent notice of each borrowing of Loans hereunder in accordance with Section 2.9. Not later than 12:00 noon
(Dallas, Texas time) on the date specified for each Advance hereunder, each Bank will make available the amount of the Loan to be made by it on such date to Administrative Agent, at the Applicable Lending Office of Administrative Agent, in immediately available funds, for the account of Borrower. The amount so received by Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to Borrower promptly by wire transfer of immediately available funds to a deposit account maintained by Borrower and reasonably acceptable to Administrative Agent.

     Section 2.6 Optional Prepayments, Conversions and Continuations of
Loans.

Subject to Section 2.7, Borrower shall have the right from time to time to prepay the principal of the Loans, to Convert all or part of a Loan of one Type into a Loan of another Type or to Continue LIBOR Loans; provided that: (a) Borrower shall give Administrative Agent notice of each such prepayment, Conversion or Continuation as provided in Section 2.9, (b) LIBOR Loans may only be Converted on the last day of the Interest Period, and (c) except for Conversions of LIBOR Loans into Base Rate Loans, no Conversions or Continuations shall be made while a Potential Default or Default has occurred and is continuing.

     Section 2.7 Mandatory Prepayments.

     (a) Loans. If at any time the Outstanding Revolving Credit exceeds an amount equal to the lesser of the Commitments then in effect or the Borrowing Base then most recently determined or redetermined, Borrower shall either (i) within one Business Day after the occurrence thereof, pay to Administrative Agent the amount of such excess as a prepayment of the Loans, or (ii) within ten (10) Business Days after the occurrence thereof, grant to the Collateral Agent, for the benefit of the Banks, a valid, perfected First Priority Lien in Vehicles having an aggregate Orderly Liquidation Value in an amount necessary to increase the Borrowing Base by the amount of such excess, subject to any and all limitations specified in the definition of "Borrowing Base", pursuant to documentation satisfactory to the Collateral Agent and the Required Banks as provided in Section 5.1(r).

     (b) Application of Mandatory Prepayments. Any prepayments hereunder shall be applied to the remaining Loans as set forth in Section 2.17.

Section 2.8 Minimum Amounts.

Except for Conversions pursuant to Sections 2.22 and 2.24, each Advance and each Conversion of principal of the Loans shall be in an amount at least equal to (a) $1,000,000 or an integral multiple of $100,000 in excess thereof with respect to LIBOR Loans or (b) $100,000 or an integral multiple of $100,000 in excess thereof with respect to Base Rate Loans (Advances, prepayments or Conversions of or into Loans of different Types or, in the case of LIBOR Loans, having different Interest Periods at the same time hereunder shall be deemed separate Advances, prepayments and Conversions for purposes of the foregoing, one for each Type or Interest Period). In addition to the foregoing requirements, there shall not at any time be more than a total of [five (5)] LIBOR Loans outstanding. Furthermore, all optional prepayments of principal of the Loans shall be in an amount equal to $500,000 or an integral multiple of $100,000 in excess thereof.

     Section 2.9 Certain Notices.

Notices by Borrower to Administrative Agent of terminations or reductions of Commitments, of Advances, Conversions, Continuations and prepayments of Loans and of the duration of Interest Periods shall be irrevocable and shall be effective only if received by Administrative Agent not later than 12:00 noon (Dallas, Texas time) on the Business Day prior to the date of the relevant termination, reduction, Advance, Conversion, Continuation or prepayment or the first day of such Interest Period specified below:


                    Notice                                 Number of
                                                       Business Days
                                                             Prior
Terminations or Reductions of Commitments                      5
Borrowings of Loans as Base Rate Loans                         1
Borrowings of Loans as LIBOR Loans                             2
Conversions or Continuations of Loans                          2
Prepayments of Loans which are Base Rate Loans                 1
Prepayments of Loans which are LIBOR Loans                     2

Each such notice of termination or reduction shall specify the amount of the Commitments to be terminated or reduced. Each such notice of Advance, Conversion, Continuation or prepayment shall specify the Loans to be borrowed, Converted, Continued or prepaid and the amount (subject to Section
2.8 hereof) and Type of the Loans to be borrowed, Converted, Continued or prepaid (and, in the case of a Conversion, the Type of Loans to result from such Conversion) and the date of Advance, Conversion, Continuation or prepayment (which shall be a Business Day). Notices of Advances, Conversions, Continuations or prepayments shall be in the form of Exhibit B hereto, appropriately completed as applicable. Each such notice of the duration of an Interest Period shall specify the Loans to which such Interest Period is to relate. Administrative Agent shall promptly notify the Banks of the contents of each such notice. In the event that Borrower fails to select the Type of Loan, or the duration of any Interest Period for any LIBOR Loan, within the time period and otherwise as provided in this Section 2.9, such Loan (if outstanding as LIBOR Loan) will be automatically Converted into a Base Rate Loan on the last day of the preceding Interest Period for such Loan or (if outstanding as a Base Rate Loan) will remain as, or (if not then outstanding) will be made as, a Base Rate Loan. Borrower may not borrow any LIBOR Loans, Convert any Loans into LIBOR Loans or Continue any Loans as LIBOR Loans if the interest rate for such LIBOR Loans would exceed the Highest Lawful Rate.

     Section 2.10   Use of Proceeds.

     (a) Borrower agrees with Administrative Agent and the Banks that
(i) the proceeds of the Loans to be made on and after the Closing Date shall be used by Borrower, Parent and the Subsidiaries for working capital and general corporate purposes and to refinance existing Indebtedness and
(ii) the Letters of Credit requested to be issued pursuant to this Agreement shall be used only to support transactions entered into in the ordinary course of any Company's business.

     (b) None of the proceeds of any Loan have been or will be used to acquire any security in any transaction that is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended, or to purchase or carry any margin stock (within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System).

     Section 2.11 Fees. Borrower agrees to pay the following fees in connection with the each Bank's commitment to make Loans and Issuing Bank's commitment to issue Letters of Credit:

     (a) A facility fee in the amount of $150,000 is payable on the Closing Date to the Administrative Agent for the account of the Banks in accordance with their respective Pro Rata Shares;

     (b) A Letter of Credit fee is payable to the Administrative Agent for the account of the Banks in accordance with their respective Pro Rata Shares, for the term of each Letter of Credit at (i) the applicable Base Rate Margin per annum of the aggregate undrawn amount of such Letter of Credit at all times when Letter of Credit Liabilities are equal to or less than $5,000,000 and (ii) the LIBOR Rate Margin per annum of the aggregate undrawn amount of such Letter of Credit at all times when Letter of Credit Liabilities exceed $5,000,000. Letter of Credit fees shall be payable quarterly in arrears on each Quarterly Payment Date;

     (c) An issuance fee is payable to Administrative Agent for the account of the Issuing Bank for the term of each Letter of Credit in an amount equal to $150, which fee is payable upon issuance of each Letter of Credit and on each anniversary of the issuance of such Letter of Credit, together with such other standard issuance, negotiation, processing and/or administration fees as may be charged by the Issuing Bank;

     (d) Upon any amendment or modification of a Letter of Credit, a Letter of Credit amendment fee shall be paid to the Issuing Bank, for its own account, as determined pursuant to the Issuing Bank's customary procedures;

     (e) A commitment fee shall be paid to Administrative Agent, for the account of each Bank, on the daily average of the unused or unfunded amount of such Bank's Commitment, for the period from and including the Closing Date to and including the Termination Date, at a rate equal to the applicable Commitment Fee Rate per annum based on a 360 day year and the actual number of days elapsed, which accrued commitment fees shall be payable in arrears on each Quarterly Payment Date and on the Termination Date.

     (f) An annual agency fee in the amount of $20,000 shall be paid to Administrative Agent and Collateral Agent, equally, on the Closing Date and on each anniversary of the Closing Date thereafter.

     Section 2.12 Computations.

Interest and fees payable by Borrower hereunder and under the other Loan Papers on all Loans shall be computed on the basis of a year of 360 days and the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which payable unless, in the case of interest, such calculation would result in a usurious rate, in which case interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be.

     Section 2.13   Termination or Reduction of Commitments.

     (a) Notwithstanding anything to the contrary contained in this Agreement, the Commitments shall automatically terminate at 8:00 a.m. (Dallas, Texas time) on the Termination Date.

     (b) Borrower shall have the right to terminate or reduce in part the unused portion of the Commitments at any time and from time to time, provided that (i) it shall give notice of each such termination or reduction as provided in Section 2.9 and (ii) each partial reduction shall be in an aggregate amount at least equal to $5,000,000 or an integral multiple of $100,000 in excess thereof. The Commitments may not be reinstated after they have been terminated or increased after they have been reduced.

     Section 2.14   Letters of Credit.

     (a) Subject to the terms and conditions of this Agreement, Borrower may utilize the Commitments by requesting that the Issuing Bank issue standby letters of credit (each a "Letter of Credit"); provided, that no Letter of Credit shall be issued if, after giving effect to the issuance thereof,
(i) the Outstanding Revolving Credit would exceed the Borrowing Base then most recently determined, (ii) Borrowing Base Availability would be less than $5,000,000, or (iii) the Letter of Credit Liabilities would exceed $15,000,000. Upon the date of issue of each Letter of Credit, the Issuing Bank shall be deemed, without further action by any party hereto, to have sold to each Bank, and each Bank shall be deemed, without further action by any party hereto, to have purchased from the Issuing Bank, a participation to the extent of such Bank's Pro Rata Share of the Commitments.

     (b) Borrower shall give the Issuing Bank (with a copy to Administrative Agent) at least three (3) Business Days prior notice (effective upon receipt and irrevocable unless appropriately revoked sufficiently prior to issuance of the Letter of Credit) specifying the date of each Letter of Credit and the nature of the transactions to be supported thereby. Upon receipt of such notice and confirmation by the Issuing Bank with Administrative Agent that such Letter of Credit may be issued in compliance with this Agreement, the Issuing Bank shall promptly notify Administrative Agent of the contents thereof and of each such Bank's Pro Rata Share of the amount of the proposed Letter of Credit, and Administrative Agent shall promptly thereupon notify the Bank's of such information. In addition, the Issuing Bank shall promptly deliver to the Administrative Agent a photocopy of such Letter of Credit. Each Letter of Credit shall have an expiration date that does not exceed one year from the date of issuance (unless specifically consented to by Administrative Agent, the Issuing Bank and the Required Banks) and that does not extend beyond the Termination Date, shall be payable in Dollars, shall support a transaction entered into in the ordinary course of business of Borrower, Parent or a Subsidiary, shall be satisfactory in form and substance to the Issuing Bank, and shall be issued pursuant to such agreements, documents and instruments as the Issuing Bank may reasonably require, none of which shall be inconsistent with this Agreement (and to the extent they irreconcilably conflict with this Agreement, the terms of this Agreement shall control). Each Letter of Credit shall (i) provide for the payment of drafts presented for, on or thereunder by the beneficiary in accordance with the terms thereof, when such drafts are accompanied by the documents (if any) described in the Letter of Credit and
(ii) to the extent not inconsistent with the terms hereof, be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 (together with any subsequent revision thereof approved by a Congress of the International Chamber of Commerce and adhered to by the Issuing Bank, the "UCP"), and shall, as to matters not governed by the UCP, be governed by, and construed and interpreted in accordance with, the Laws of the State of Texas.

     (c) Upon receipt from any Letter of Credit beneficiary of any demand for payment or other drawing under such Letter of Credit, the Issuing Bank shall promptly notify Borrower and each Bank as to the amount to be paid as a result of such demand or drawing and the respective payment date. If at any time the Issuing Bank shall make a payment to a beneficiary of a Letter of Credit pursuant to a drawing under such Letter of Credit, each Bank will pay to the Issuing Bank, immediately upon the Issuing Bank's demand at any time commencing after such payment until reimbursement therefor in full by Borrower, an amount equal to such Bank's Pro Rata Share of such payment, together with interest on such amount for each day from the date of such payment to the date of payment by such Bank of such amount at a rate of interest per annum equal to the Federal Funds Rate.

     (d) Borrower shall be irrevocably and unconditionally obligated to immediately reimburse the Issuing Bank for any amounts paid by the Issuing Bank upon any drawing under any Letter of Credit, without presentment, demand, protest or other formalities of any kind (each such reimbursement obligation, herein a "Reimbursement Obligation"). The Issuing Bank will pay to each Bank such Bank's Pro Rata Share of all amounts received from or on behalf of Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Letter of Credit, but only to the extent such Bank has made payment to the Issuing Bank in respect of such Letter of Credit pursuant to Subsection (c) above. Outstanding Reimbursement Obligations shall bear interest at the Highest Lawful Rate and such interest shall be payable on demand.

     (e) The Reimbursement Obligations of Borrower under this Agreement and the other Loan Papers shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the other Loan Papers under all circumstances whatsoever, including, without limitation, the following circumstances:

          (i) Any lack of validity or enforceability of any Letter of Credit or any other Loan Papers;

          (ii) Any amendment or waiver of or any consent to departure from any Loan Papers;

          (iii) The existence of any claim, setoff, counterclaim, defense or other right which Borrower or any other Person may have at any time against any beneficiary of any Letter of Credit, Administrative Agent, the Issuing Bank, the Banks or any other Person, whether in connection with this Agreement or any other Loan Papers or any unrelated transaction;

          (iv) Any statement, draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

          (v) Payment by the Issuing Bank under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, provided, that such payment shall not have constituted gross negligence or willful misconduct of the Issuing Bank; and

          (vi) Any other circumstance whatsoever, whether or not similar to any of the foregoing, provided that such other circumstance or event shall not have been the result of the gross negligence or willful misconduct of the Issuing Bank.

     (f) Borrower assumes all risks of the acts or omissions of any beneficiary of any Letter of Credit with respect to its use of such Letter of Credit. Neither Administrative Agent, the Issuing Bank, the Banks nor any of their respective officers or directors shall have any responsibility or liability to Borrower or any other Person for: (a) the failure of any draft to bear any reference or adequate reference to any Letter of Credit, or the failure of any documents to accompany any draft at negotiation, or the failure of any Person to surrender or to take up any Letter of Credit or to send documents apart from drafts as required by the terms of any Letter of Credit, or the failure of any Person to note the amount of any instrument on any Letter of Credit, (b) errors, omissions, interruptions or delays in transmission or delivery of any messages,
(c) the validity, sufficiency or genuineness of any draft or other document, or any endorsement(s) thereon,even if any such draft, document or endorsement should in fact prove to be in any and all respects invalid, insufficient, fraudulent or forged or any statement therein is untrue or inaccurate in any respect, (d) the payment by the Issuing Bank to the beneficiary of any Letter of Credit against presentation of any draft or other document that does not comply with the terms of the Letter of Credit, or (e) any other circumstance whatsoever in making or failing to make any payment under a Letter of Credit; provided,however, that, notwithstanding the foregoing,Borrower shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to Borrower, to the extent of any direct, but not indirect or consequential, damages suffered by Borrower which Borrower proves in a final nonappealable judgment were caused by (i) the Issuing Bank's willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit complied with the terms thereof or (ii) the Issuing Bank's willful failure to pay under any Letter of Credit after presentation to it of documents strictly complying with the terms and conditions of such Letter of Credit.
The Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

     (g) The Issuing Bank may be replaced at any time by written agreemement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Banks of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(c). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter, and (ii) references herein to the term "Issuing Bank" shall be deemed to refer to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

     Section 2.15    Method of Payment.

All payments of principal, interest, fees and other amounts to be made by Borrower, Parent or any Subsidiary under this Agreement or any other Loan
Paper shall be made via wire transfer of funds to Administrative Agent for the account of each Bank's Applicable Lending Office in Dollars and in immediately available funds, without setoff, deduction or counterclaim, not later than 12:00 noon (Dallas, Texas time) on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Borrower or such other Person shall, at the time of making each such payment, specify to Administrative Agent the sums payable by such Person under this Agreement or the other Loan Document to which each such payment is to be applied (and in the event that such Person fails to so specify, or if an Default has occurred and is continuing or if a Potential Default would exist after the making of such payment, Administrative Agent may apply such payment to such Person's Loans, Reimbursement Obligations and other Obligations in such order and manner as Administrative Agent may elect, subject to Section 2.16). Upon the occurrence and during the continuation of a Default, all proceeds of any Collateral and all other funds of Borrower, Parent or any Subsidiary in the possession of Administrative Agent or any Bank may be applied by Administrative Agent to the Obligations in such order and manner as Administrative Agent may elect, subject to the provisions of Section 2.16. Notwithstanding the foregoing, if a Default has occurred and is continuing, Administrative Agent and the Banks agree among themselves that all such payments, proceeds and funds, shall be applied (or, in the case of Letter of Credit Liabilities consisting of the undrawn face amount of Letters of Credit, held by Administrative Agent as cash collateral for application against) pro rata to the Outstanding Revolving Credit. Each payment received by Administrative Agent under this Agreement or any other
Loan Paper for the account of the Bank shall be paid promptly to such Bank, in immediately available funds, for the account of such Bank's Applicable Lending Office. Whenever any payment under this Agreement or any other Loan Paper shall be stated to be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest and commitment fee, as the case may be.

     Section 2.16   Pro Rata Treatment.

Except to the extent otherwise provided in this Agreement: (a) each Loan shall be made by the Banks under Section 2.1, each payment of commitment fees under Section 2.11 shall be made for the account of the Banks, and each termination or reduction of the Commitments under Section 2.13 shall be applied to the appropriate Commitments of the applicable Banks, pro rata according to the respective unused Commitments; (b) the making, Conversion and Continuation of Loans of a particular Type (other than Conversions provided for by Section 2.25) shall be made pro rata among the Banks holding Loans of such Type according to the amounts of their respective appropriate Commitments; (c) each payment and prepayment by Borrower of principal of or interest on Loans of a particular Type shall be made to Administrative Agent for the account of the Banks holding Loans of such Type pro rata in accordance with the respective unpaid principal amounts of such Loans held by such Banks;
(d) Interest Periods for Loans of a particular Type shall be allocated among the Banks holding Loans of such Type pro rata according to the respective principal amounts held by such Banks; and (e) the Banks (other than the Issuing
Bank) shall purchase participations in the Letters of Credit pro rata in accordance with their respective Pro Rata Share.

     Section 2.17   Sharing of Payments, Etc.

If a Bank shall obtain payment of any principal of or interest on any of the Obligations due to such Bank hereunder through the exercise of any right of setoff, banker's lien,counterclaim or similar right, or otherwise, it shall promptly purchase from the other Banks participations in the Obligations held by the other Banks in such amounts, and make such adjustments from time to time, as shall be equitable to the end that all Banks shall share pro rata in accordance with the unpaid principal and interest on the Obligations then due to each of them. To such end, all Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if all or any portion of such excess payment is thereafter rescinded or must otherwise be restored. Each of Borrower, Parent and the Subsidiaries agrees, to the fullest extent it may effectively do so under applicable Law, that any Bank so purchasing a participation in the Obligations by the other Banks may exercise all rights of setoff, banker's lien, counterclaim or similar rights with respect to such participation as fully as if such Bank were a direct holder of Obligations in the amount of such participation. Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness, liability or obligation of Borrower, Parent or any of the Subsidiaries.

     Section 2.18    Non-Receipt of Funds by Administrative Agent.

Unless Administrative Agent shall have been notified by a Bank or Borrower ("Payor") prior to the date on which such Bank is to make payment to Administrative Agent of the proceeds of a Loan to be made by it hereunder or Borrower is to make a payment to Administrative Agent for the account of one or more of Banks, as the case may be (such payment being herein called the "Required Payment"), which notice shall be effective upon receipt, that Payor does not intend to make the Required Payment to Administrative Agent, Administrative
Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient on such date and, if Payor has not in fact made the Required Payment to Administrative Agent, the recipient of such payment shall, on demand, pay to Administrative Agent the amount made available to it together with interest thereon in respect of the period commencing on the date such amount was so made available by Administrative Agent until the date Administrative Agent recovers such amount at a rate per annum equal to the Federal Funds Rate for such period.

     Section 2.19    Withholding Taxes.

     (a) All payments by Borrower of principal of and interest on the Loans and the Letter of Credit Liabilities and of all fees and other amounts payable under the Loan Papers shall be made free and clear of, and without deduction by reason of, any present or future taxes, levies, duties, imposts, assessments or other charges levied or imposed by any Tribunal (other than any taxes imposed on the taxable income of Administrative Agent or any Bank or any lending office of Administrative Agent or such Bank by any jurisdiction in which Administrative Agent or such Bank or any such lending office is located). If any such taxes, levies, duties, imposts, assessments or other charges are so levied or imposed, Borrower will (i) make additional payments in such amounts so that every net payment of principal of and interest on the Loans and the Letter of Credit Liabilities and of all other amounts payable by it under the Loan Papers, after withholding or deduction for or on account of any such present or future taxes, levies, duties, imposts, assessments or other charges (including any tax imposed on or measured by taxable income of a Bank attributable to payments made to or on behalf of a Bank pursuant to this Section 2.19 and any penalties or interest attributable to such payments), will not be less than the amount provided for herein or therein absent such withholding or deduction (provided that Borrower shall not have any obligation to pay such additional amounts to any Bank to the extent that such taxes, levies, duties, imposts, assessments or other charges are levied or imposed by reason of the failure of such Bank to comply with the provisions of Section 2.20), (ii) make such withholding or deduction and (iii) remit the full amount deducted or withheld to the relevant Tribunal in accordance with applicable Law. Without limiting the generality of the foregoing, Borrower will, upon written request of any Bank, reimburse each such Bank for the amount of (A) such taxes, levies, duties, imports, assessments or other charges so levied or imposed by any Tribunal and paid by such Bank as a result of payments made by Borrower under or with respect to the Loans other than such taxes, levies, duties, imports, assessments and other charges previously withheld or deducted by Borrower which have previously resulted in the payment of the required additional amount to Bank, and (B) such taxes, levies, duties, assessments and other charges so levied or imposed with respect to any Bank reimbursement under the foregoing clause (A), so that the net amount received by such Bank (net of payments made under or with respect to the Loans and the Letter of Credit Liabilities) after such reimbursement will not be less than the net amount such Bank would have received if such taxes, levies, duties, assessments and other charges on such reimbursement had not been levied or imposed. Borrower shall furnish promptly to Administrative Agent for distribution to each affected Bank, as the case may be, upon request of such Bank, official receipts evidencing any such payment, withholding or reduction.

     (b) Borrower will indemnify Administrative Agent and each Bank
(without duplication) against, and reimburse Administrative Agent and each Bank for, all present and future taxes, levies, duties, imposts, assessments or other charges (including interest and penalties) levied or collected (whether or not legally or correctly imposed, assessed, levied or collected), excluding, however, any taxes imposed on the overall taxable income of Administrative Agent or such Bank or any lending office of Administrative Agent or such Bank by any jurisdiction in which Administrative Agent or such Bank or any such lending office is located, on or in respect of this Agreement, any of the Loan Papers or the Obligations or any portion thereof ("reimbursable taxes"). Any such indemnification shall be on an after-tax basis, taking into account any such reimbursable taxes imposed on the amounts paid as indemnity.

     (c) If and to the extent actually known by such Bank, each Bank will use reasonable efforts to notify Borrower and Administrative Agent, in a reasonably prompt fashion after such assignment is made, of any assignment of the Commitment or the Loans by such Bank to an Eligible Assignee which is subject to a withholding tax that will impose any payment obligation upon Borrower pursuant to this Section 2.19. Each Bank will use reasonable efforts to notify Borrower and Administrative Agent of any amounts to be paid by Borrower pursuant to this Section 2.19 in a reasonably prompt fashion after such Bank becomes aware of the circumstances which require the payment of such amounts by Borrower.

     Section 2.20 Withholding Tax Exemption.

Each Bank that is notincorporated or otherwise formed under the Laws of the U.S. or a state thereof agrees that it will, prior to or on or about the Closing Date or the date upon which it becomes a party to this Agreement, deliver to Borrower and Administrative Agent two duly completed copies of U.S. Internal Revenue Service Form 1001, 4224 or W-8, as appropriate, certifying in any case that such Bank is entitled to receive payments from Borrower under any Loan Paper without deduction or withholding of any U.S. federal income taxes. Each Bank which so delivers a Form 1001, 4224 or W-8 further undertakes to deliver to Borrower and Administrative Agent two additional copies of such form (or a successor form) on or before the date such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by Borrower or Administrative Agent, in each case certifying that such Bank is entitled to receive payments from Borrower under any Loan Paper without deduction or withholding of any U.S. federal income taxes, unless an event (including without limitation any change in treaty, Law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form with respect to it and such Bank advises Borrower and Administrative Agent that it is not capable of receiving such payments without any deduction or withholding of U.S. federal income tax.

     Section 2.21 Reinstatement of Obligations.

Notwithstanding anything to the contrary contained in this Agreement or any other Loan Paper, if the payment of any amount of principal of or interest with respect to the Loans, the Reimbursement Obligations or any other amount of the Obligations, or any portion thereof, is rescinded, voided or must otherwise be refunded by Administrative Agent, any Bank or Issuing Bank upon the insolvency,bankruptcy or reorganization of Borrower or any of the Subsidiaries or otherwise for any reason whatsoever, then each of (a) the Obligations, (b) the Loan Papers (including, without limitation, this Agreement, the Notes, the Guaranty Agreements and the Security Agreement),
(c) the indebtedness,liabilities and obligations of Borrower, Parent and the Subsidiaries under the Loan Papers, and (d) all Liens for the benefit of Administrative Agent and the Banks created under or evidenced by the Loan Papers, will be automatically reinstated and become automatically effective and in full force and effect, all to the extent that and as though such payment so rescinded,voided or otherwise refunded had never been made.

     Section 2.22    Additional Costs.

     (a) Borrower shall pay directly to each Bank from time to time, within ten days after the request of such Bank, the costs incurred by such Bank which such Bank reasonably determines are attributable to its making or maintaining of any LIBOR Loans or its obligation to make any of such Loans, or any reduction in any amount receivable by such Bank hereunder in respect of any such Loans or obligations (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Change occurring after the Closing Date which:

          (i) changes the basis of taxation of any amounts payable to such Bank under this Agreement or its Notes in respect of any of such Loans (other than income taxes and franchise taxes attributable to net income of such Bank or its Applicable Lending Office for any of such Loans by the jurisdiction in which such Bank has its principal office or such Applicable Lending Office);

          (ii) imposes or modifies any reserve, special deposit, minimum capital, capital ratio or similar requirement relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Bank (including any of such Loans or any deposits referred to in the definition of "LIBOR Rate" in
     Section 1.1 hereof, but excluding the LIBOR Reserve Percentage to the extent it is included in the calculation of the LIBOR Rate); or

          (iii) imposes any other condition affecting this Agreement or the Notes or any of such extensions of credit or liabilities or commitments.

     Each applicable Bank will notify Borrower (with a copy to Administrative Agent) of any event occurring after the Closing Date which will entitle such Bank to compensation pursuant to this Section 2.22(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation, and (if so requested by Borrower) will, if and to the extent that it is reasonably feasible for such Bank to do so given administrative and other considerations, designate a different Applicable Lending Office for the LIBOR Loans of such Bank if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable opinion of such Bank, violate any Law, rule or regulation or be in any way disadvantageous to such Bank. Each applicable Bank will furnish Borrower with a certificate setting forth the basis and the amount of each request of such Bank for compensation under this Section 2.22(a). If any Bank requests compensation from Borrower under this
     Section 2.22(a), Borrower may, by notice to such Bank (with a copy to Administrative Agent), suspend the obligation of such Bank to make or Continue making, or Convert Base Rate Loans into, LIBOR Loans until the Regulatory Change giving rise to such request ceases to be in effect (in which case the provisions of Section 2.25 hereof shall be applicable).

     (b) Without limiting the effect of the foregoing provisions of this
Section 2.22, in the event that, by reason of any Regulatory Change, any Bank either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Bank which includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Bank which includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if such Bank so elects by notice to Borrower (with a copy to Administrative Agent), the obligation of such Bank to make or Continue making, or Convert Base Rate Loans into, LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 2.25 hereof shall be applicable).

     (c) Determinations and allocations by any Bank for purposes of this
Section 2.22 of the effect of any Regulatory Change on its costs of maintaining its obligation to make Loans or issue Letters of Credit or of making or maintaining Loans or issuing Letters of Credit or on amounts receivable by it in respect of Loans or Letters of Credit, and of the additional amounts required to compensate such Bank in respect of any Additional Costs, shall be conclusive in the absence of manifest error, provided that such determinations and allocations are made on a reasonable basis.

     Section 2.23    Limitation on Types of Loans.

Anything herein to the contrary notwithstanding, if with respect to any LIBOR Loans for any Interest Period therefor:

     (a) Administrative Agent determines (which determination shall be made reasonably and in good faith and shall be conclusive absent manifest error) that quotations of interest rates for the relevant deposits referred to in the definition of "LIBOR Rate" in Section 1.1 hereof are not being provided in the relative amounts or for the relative maturities for purposes of determining the rate of interest for such Loans as provided in this Agreement; or

     (b) any Bank determines (which determination shall be in good faith and shall be conclusive absent manifest error) and notifies Administrative Agent that the relevant rates of interest referred to in the definition of "LIBOR Rate" in Section 1.1 hereof on the basis of which the rate of interest for such Loans for such Interest Period is to be determined do not accurately reflect the cost to such Bank of making or maintaining such Loans for such Interest Period;

then Administrative Agent shall give Borrower prompt notice thereof and, so long as such condition remains in effect, such Bank shall be under no obligation to make LIBOR Loans or to Convert Base Rate Loans into LIBOR Loans and Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding LIBOR Loans, either prepay such Loans or Convert such Loans into Base Rate Loans in accordance with the terms of this Agreement.

     Section 2.24   Illegality.

Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Bank or its Applicable Lending Office to (a) honor its obligation to make LIBOR Loans or (b) maintain LIBOR Loans, then such Bank shall promptly notify Borrower thereof (with a copy to Administrative Agent) and such Bank's obligation to make or maintain LIBOR Loans and to Convert Base Rate Loans into LIBOR Loans hereunder shall be suspended until such time as such Bank may again make and maintain LIBOR Loans (in which case the provisions of Section 2.25 hereof shall be applicable).

     Section 2.25   Treatment of Affected Loans.

If the obligation of any Bank to make or Continue, or to Convert Base Rate
Loans into, LIBOR Loans is suspended pursuant to Section 2.22 or 2.24 hereof, such Bank's LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for the LIBOR Loans or, in the case of a Conversion required by Section 2.22(b) or 2.24 hereof, on such earlier date as such Bank may specify to Borrower (with a copy to Administrative Agent) and, unless and until such Bank gives notice as provided below that the circumstances specified in Section 2.22 or 2.24 hereof which gave rise to such Conversion no longer exist:

     (a) To the extent that such Bank's LIBOR Loans have been so
Converted, all payments and prepayments of principal which would otherwise be applied to such Bank's LIBOR Loans shall be applied instead to its Base Rate Loans; and

     (b) All Loans which would otherwise be made or Continued by such Bank as LIBOR Loans shall be made as or Converted into Base Rate Loans and all Loans of such Bank which would otherwise be Converted into LIBOR Loans shall be Converted instead into (or shall remain as) Base Rate Loans.
If such Bank gives notice to Borrower (with a copy to Administrative Agent) that the circumstances specified in Section 2.22 or 2.24 hereof which gave rise to the Conversion of such Bank's LIBOR Loans pursuant to this Section
2.25 no longer exist (which such Bank agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans are outstanding, such Bank's Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by Banks holding LIBOR Loans and by such Bank are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitment.

     Section 2.26    Compensation.

Borrower shall pay to Administrative Agent for the account of each Bank, promptly upon the request of such Bank through Administrative Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Bank) to compensate it for any loss, cost or expense incurred by it as a result of:

     (a) any payment, prepayment or Conversion of a LIBOR Loan for any reason (including, without limitation, the acceleration of the outstanding Loans pursuant to this Agreement) on a date other than the last day of an Interest Period for such Loan; or

     (b) any failure by Borrower for any reason (including, without limitation, the failure of any conditions precedent specified in Article 3 to be satisfied) to borrow, Convert or prepay a LIBOR Loan on the date for such Advance, Conversion or prepayment specified in the relevant notice of Advance, prepayment or Conversion under this Agreement. The loss (as opposed to cost or expense) to be compensated under clause (a) of this Section 2.26 shall not exceed an amount equal to the excess, if any,of (i) the amount of interest which otherwise would have accrued on the principal amount so paid, prepaid or Converted to the last day of the Interest Period at the applicable rate for such LIBOR Loan over (ii) the cost to the applicable Bank of the interest component of such LIBOR Loan which otherwise would have accrued.

     Section 2.27    Capital Adequacy.

If, after the Closing Date, any Bank shall have determined that the adoption or implementation of any applicable Law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any central bank or other Tribunal charged with the interpretation or administration thereof, or compliance by such Bank (or its parent) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any central bank or other Tribunal, has or would have the effect of reducing the rate of return on such Bank's (or its parent's) capital as a consequence of its obligations hereunder or the transactions contemplated hereby to a level below that which such Bank (or its parent) could have achieved but for such adoption, implementation, change or compliance (taking into consideration such Bank's policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within ten Business Days after demand by such Bank (with a copy to Administrative Agent), Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its parent) for such reduction. A certificate of such Bank claiming compensation under this
Section 2.27 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error, provided that the determination thereof is made on a reasonable basis. In determining such amount or amounts, such Bank may use any reasonable averaging and attribution methods.

                            ARTICLE III
                         CONDITIONS PRECEDENT

     Section 3.1     Conditions Precedent to Initial Loans and Letters of
Credit.

The obligation of the Banks to make the initial Loans and to issue the initial Letter of Credit shall be subject to the fulfillment of the following conditions precedent on or before the Closing Date in a manner satisfactory to the Banks:

     (a)   Each Bank shall have received the following:

          (i) A copy of resolutions approving this Agreement and authorizing the transactions contemplated in this Agreement and the other Loan Papers, duly adopted by the Board of Directors of each of the Companies, accompanied by a certificate of the Secretary or Assistant Secretary of the respective Company, dated the date hereof, that such copy is a true and correct copy of resolutions duly adopted at a meeting (which may be held if permitted by applicable Law and, if required by such Law, by the Bylaws of the respective Company, by conference telephone or similar communications equipment by means of which all persons participating in a meeting can hear each other) of, or by the unanimous written consent of (if permitted by applicable Law and, if required by such Law, by the Bylaws of the respective Company),the Board of Directors of the respective Company, and that such resolutions have not been amended, modified, repealed, or revoked in any respect, and are in full force and effect as of the date hereof.

          (ii) A certificate of incumbency of all officers of Borrower and each Company who will be authorized to execute or attest this Agreement or any document delivered pursuant hereto on behalf of Borrower or such Company, dated the date hereof, executed by the Secretary or Assistant Secretary of Borrower or such Company.

          (iii) The articles of incorporation of Borrower and each Company certified by the Secretary of State of the state of its incorporation and dated a current date.

          (iv) The bylaws of Borrower and each Company certified by its Secretary or Assistant Secretary.

          (v) Certificates of the appropriate government officials of the state of incorporation of Borrower and each Company as to its existence and, to the extent applicable, good standing and certificates of the appropriate government officials of each state in which Borrower and each Company is required to qualify to do business and where failure to so qualify could reasonably be expected to have a Material Adverse Effect, as to such Person's qualification to do business and good standing in such state, all dated a current date.

          (vi)  Its Revolving Credit Note duly executed by Borrower.

          (vii) A Guaranty Agreement (or ratification thereof, if applicable), in form and substance satisfactory to the Required Banks, appropriately executed and delivered by each of the Companies other than Borrower.

          (viii) (A) The Security Agreement in substantially the form of Exhibit G and executed by the Borrower and each Company, granting to the Administrative Agent, for the benefit of the Banks, a security interest in all accounts, instruments, chattel paper, deposit accounts, documents, contracts, and inventory of the Companies; (B) The Vehicles Security Agreement in substantially the form of Exhibit H and executed by the Borrower and each Company, granting to the Collateral Agent, for the benefit of the Banks, a security interest in all Vehicles of the Company; (C) Code, tax and judgment Lien search reports listing all documentation on file against Borrower and each Company in such jurisdictions as the Administrative Agent shall require; and
     (D) authorized and executed documentation as the Administrative Agent may deem necessary to perfect or protect its Liens under its Security Agreement, including, without limitation: (1) financing statements under the Code and other applicable documentation under the Laws of any jurisdiction with respect to the perfection of Liens; and
     (2) endorsement and delivery of (y) the W&B Note, and (z) all promissory notes and other chattel paper and instruments payable to the Companies, or any of them, in an aggregate principal amount greater than $1,000,000, to the Administrative Agent pursuant to an endorsement in form and substance satisfactory to the Administrative Agent and the Required Banks.

          (ix) Duly authorized and executed (where required) UCC-3 termination statements, mortgage releases and such other documentation as shall be necessary to terminate or release all existing Liens on the assets of Borrower or the Companies other than the Permitted Liens.
     (x) One or more Memorandum of Negative Pledge Agreement in form and substance satisfactory to the Administrative Agent and the Required Banks, executed by the respective owners of any and all real property owned by any Company, for recording in the appropriate real property records of the respective counties where such real property is located.

          (xi) A Contribution and Indemnification Agreement in form and substance satisfactory to the Administrative Agent and the Required Banks, executed by the Companies.

          (xii) A certificate or certificates in form and substance satisfactory to the Administrative Agent and the Banks, dated the Closing Date and signed by the Chief Financial Officer of Parent and an authorized officer of each other Company, certifying as to the solvency of each Company as of the Closing Date and after giving effect to the transactions contemplated by the Loan Papers.

          (xiii) Evidence that the credit agreement being refinanced by this Agreement has been terminated, all obligations and indebtedness thereunder have been paid and satisfied in full, all Liens securing such indebtedness have been released, and all letters of credit thereunder have been returned and cancelled, or the foregoing shall occur concurrently with the closing of this Agreement, or provision for the foregoing shall have been made to the satisfaction of the Administrative Agent and the Required Banks.

          (xiv) Certificates of insurance summarizing the insurance policies of the Borrower and the Companies required by this Agreement and reflecting Administrative Agent as additional insured under such policies and as loss payee with respect to all policies covering Collateral.

          (xv) An opinion of counsel for Borrower and the Companies, substantially in form and substance acceptable to the Required Banks and their counsel, covering favorably such matters relating or incident to the transactions contemplated by this Agreement and the other Loan Papers as the Required Banks may request.

          (xvi) The fees due on the Closing Date in accordance with this Agreement.

          (xvii) Such other documents as Administrative Agent or any Bank may reasonably request.

     (b) The representations and warranties contained in Article IV of this Agreement shall be true and correct in all material respects on and as of such date with the same effect as if made on and as of such date.

     (c) No Default or Potential Default, shall be in existence on such date or after giving effect to such initial Loans or Letter of Credit.

     (d) All corporate and legal proceedings and all documents required to be completed and executed by the provisions of, and all instruments to be executed in connection with the transactions contemplated by, this Agreement and any related agreements shall be satisfactory in form and substance to Administrative Agent and the Required Banks, and Administrative Agent and the Banks shall have received all information and copies of all documents, including records of corporate proceedings, required by this Agreement and any related agreements to be executed or which Administrative Agent or any Bank may reasonably have requested in connection therewith, such documents, where appropriate, to be certified by proper corporate or governmental authorities.

     (e) No legal proceeding shall be pending or threatened against Borrower or any other Company by or before any, Tribunal which could reasonably be expected to have a Material Adverse Effect.

     (f) The consummation of such Loans or issuance of such Letter of Credit shall not violate any applicable provision of any Law.

     Section 3.2    Conditions of Subsequent Advances.

The obligation of the Banks to make any Advance or Continuation or Conversion requested to be made by it prior to the Termination Date, or issue any Letter of Credit, shall be subject to the fulfillment of each of each following conditions precedent on or before the date of such Advance, Continuation, Conversion or issuance of Letter of Credit in a manner satisfactory to Administrative Agent, the Issuing Bank and the Banks, as applicable:

     (a) Administrative Agent and such Bank shall have received the notice regarding such Advance in compliance with this Agreement or, in the case of any Conversion or Continuation, Administrative Agent and such Bank shall either have received the notice regarding such activity in compliance with this Agreement or Administrative Agent and such Bank shall have received notice regarding such Letter of Credit pursuant to this Agreement.

     (b) The representations and warranties contained in Article IV of this Agreement shall be true and correct in all material respects when made and as of the date of such Advance, Continuation, Conversion or Letter of Credit, as the case may be, with the same effect as if made on and as of such date.

     (c) No Default or Potential Default, shall be in existence on the date of any Advance, Conversion, Continuation or Letter of Credit, or after giving effect to such Advance, Conversion, Continuation or Letter of Credit.

     (d) With regard to a Letter of Credit (i) the Issuing Bank shall have received an application and agreement for issuance of letter of credit, promissory note and/or reimbursement agreement relating to such Letter of Credit duly executed by Borrower with respect thereto, on the Issuing Bank's standard form; and (ii) the form and substance of the Letter of Credit shall be reasonably satisfactory to the Issuing Bank.

     (e) All corporate and legal proceedings and all documents required to be completed and executed by the provisions of, and all instruments to be executed in connection with the transactions contemplated by, this Agreement and any other Loan Paper shall be satisfactory in form and substance to Administrative Agent and the Banks and shall remain valid and effective and shall not have been revoked or attempted to be revoked and Administrative Agent and the Banks shall have received all information and copies of all documents, including records of corporate proceedings, required by this Agreement and any related agreements to be executed or which Administrative Agent or any Bank may reasonably have requested in connection therewith, such documents, where appropriate, to be certified by proper corporate or governmental authorities.

     (f) No legal proceeding shall be pending or threatened against Borrower or any other Company by or before any Tribunal which could reasonably be expected to have a Material Adverse Effect.

     (g) The consummation of such Advance, Conversion or Continuation or issuance of such Letter of Credit shall not violate any applicable provisions of any Law.

     (h) Any Bank's obligations to make any Advance or issue any Letter of Credit hereunder shall not have been terminated pursuant to any provision of this Agreement.

     (i) There shall not have occurred any event or series of events that has had or is likely to have a Material Adverse Effect on the financial performance or business activities of Parent or any Subsidiary.

     Section 3.3 Effect of Request for any Subsequent Advance or Conversion or Continuation, or Request for Letter of Credit.

Each notice requesting an Advance, each notice requesting a Conversion or Continuation, and each request for issuance of a Letter of Credit, shall be deemed to be a representation and warranty that the matters set forth in Subsections 3.2(b) and (c) and in Article IV are true and correct as of the date of the requested Advance, Conversion, Continuation or Letter of Credit.

     Section 3.4 Landlord Lien Waivers.

Borrower and each Company covenants that it will use its best efforts to obtain lien waivers from each of the landlords of the property where any Collateral is located within sixty (60) days after the Closing Date.

     Section 3.5    Title Reports.

Borrower and each Company will cooperate with the Administrative Agent and its counsel to obtain title reports on all real property owned by the Companies, or any of them, as soon as practical after the Closing Date, and shall correct any title defects as the Administrative Agent may reasonably request and obtain any Lien releases as the Administrative Agent may require.

                              ARTICLE IV
                    CERTAIN REPRESENTATIONS AND WARRANTIES

     Borrower and each other Company jointly and severally represent and warrant to Administrative Agent and the Banks that:

     Section 4.1     Corporate Existence and Authority; Names.

Each Company (i) is a corporation duly organized, validly existing, and in good standing under the Laws of its State of incorporation (ii) is duly qualified to transactbusiness as a foreign corporation in each jurisdiction where the nature and extent of its business and properties require the same, and (iii) possesses all requisite authority, power, licenses, permits, and franchises to conduct its business and execute, deliver, and comply with the terms of the Loan Papers, which have been duly authorized and approved by all necessary corporate action and for which no approval or consent of any Tribunal is required.

     Section 4.2    Financial Statements.

The consolidated Financial Statements of Parent as of December 31, 2001 and as of March 31, 2002 (collectively the "Current Financials") were prepared in accordance with GAAP and fairly present the consolidated financial conditions and the results of operations of the Companies as of, and for the portion of the fiscal year ending on, such dates. There were no material liabilities, direct or indirect, fixed or contingent, of the Companies as of the date of the Current Financials which are not reflected therein or in the notes thereto. Except for transactions directly related to, or specifically contemplated by, this Agreement and transactions heretofore disclosed in writing to the Banks, there have been no material adverse changes in the respective financial conditions of the Companies from those shown in the Current Financials between such date and the date hereof, nor has any Company incurred any material liability, direct or indirect, fixed, or contingent, except for the Existing Indebtedness.

     Section 4.3     Compliance with Laws and Documents; Existing Defaults.

None of the Companies is, nor will the execution, delivery and the performance of and compliance with the terms of the Loan Papers cause any of the Companies to be: (i) in violation of any Laws or the Certificates or Articles of Incorporation or Bylaws of any of the Companies in any respect which could have any effect whatsoever upon the validity, performance or enforceability of any of the terms of the Loan Papers or which could reasonably be expected to have a Material Adverse Effect; or (ii) in default (nor has any event occurred which, with notice or lapse of time or both, could constitute a default) under any material agreement or instrument to which any Company is a party or under which any Company or any of its property is bound. Except as set forth on Schedule 4.3 attached hereto ("Existing Litigation Schedule"), none of the Companies is involved in, nor is any Company aware of the threat of, any Litigation where the maximum aggregate potential loss to the Borrower, the Parent and the Companies is greater than $250,000; none of the Litigation described on the Existing Litigation Schedule could reasonably be expected to have a Material Adverse Effect; and, except as set forth on the Existing Litigation Schedule, there are no outstanding or unpaid judgments against any of the Companies.

     Section 4.4 Enforceability.

The execution, delivery and performance of the Loan Papers to which each of the Companies is a party have been duly authorized by resolutions of the board of directors of such Company. The Loan Papers have been duly and validly executed and delivered by each of the Companies that is a party thereto and constitute the legal, valid and binding obligations of the Companies, enforceable against the Companies in accordance with their respective terms, except as limited by bankruptcy, insolvency or other Laws of general application relating to the enforcement of creditors'rights and general principles of equity.

     Section 4.5      Payment of Taxes.

Borrower and the other Companies have filed all federal, state and other tax returns and reports required to be filed, and have paid all Taxes required by them to the extent that such Taxes have become due (except to the extent that the same are being contested in good faith by appropriate proceedings diligently prosecuted and as to which adequate reserves have been set aside in conformity with GAAP).

     Section 4.6      Plan Obligations.

Schedule 4.6 lists each Plan which is currently maintained, established or contributed to by any Company or any other Group Member. Without limiting the generality of the foregoing, no Company or other Group Member has maintained, established or contributed to (i) an "employee pension benefit plan" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations and rulings thereunder ("ERISA") which is subject to the provisions of Title IV of ERISA, or (ii) a "multiemployer plan" as such term is defined in Section 4001 of ERISA. No Company has provided, or agreed to provide, benefits under any health Plan to any former employee or dependent of such employee for periods subsequent to the severance of such employee's employment, other than as specifically required under Section 4980B of the IRC. There has been no Reportable Event or prohibited transaction (within the meaning of Section 486 of ERISA and Section 4975 of the IRC) with respect to any Plan, all contributions to any Plan have been made in cash or stock and, there have been no loans or other extensions of credit, except loans to participants in Plans, which loans are and have been in compliance with
Section 408 of ERISA.

     Conwell, AirPro, Cartage, Borrower and LML have adopted, and all participating employees are covered by, the Injury Benefit Plan identified on
Schedule 4.6. The Injury Benefit Plan is an "Employee Welfare Benefit Plan" as defined in Section 3(l) of ERISA. All provisions of the Injury Benefit Plan are governed by ERISA.

     Section 4.7     Purpose of Advances and Letters of Credit.

The proceeds of the Advances hereunder will be used for working capital purposes of the Companies, to pay Reimbursement Obligations, for Capital Expenditures permitted by Section 5.2(h) and for other general corporate purposes. None of the proceeds of the Loans will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock and none of such proceeds will be used in violation of applicable Law (including, without limitation, the Margin Regulations). The Letters of Credit will be issued in the ordinary course of the Companies' businesses, primarily in connection with insurance claims made.

     Section 4.8     Ownership of the Companies.

(i) Parent owns all of the issued and outstanding capital stock of FFE, Express, Cartage and Middleton (ii) FFE owns all of the issued and outstanding stock of Borrower, Conwell, AirPro, Logistics and Lisa, (iii) AirPro owns all of the issued and outstanding capital stock of CPI, and (iv) except as provided in this Section 4.8, none of the Companies has any Other Subsidiary.

     Section 4.9     Existing Indebtedness.

Except as fully described in Schedule 4.9 attached hereto (the "Existing Indebtedness"), none of the Companies is directly, indirectly or contingently obligated with respect to any Indebtedness.

     Section 4.10    Rights in Properties; Existing Liens.

Each of the Companies has good indefeasible title to or valid leasehold interests in its properties and assets, real and personal, including the properties, assets and leasehold interests reflected in the Financial Statements described in Section 4.2, and none of such properties or assets is subject to a Lien other than Permitted Liens.

     Section 4.11    Material Agreements.

Attached hereto as Schedule 4.11 is a description of all material agreements to which any Company is a party or its assets may be bound or affected.

     Section 4.12    Environmental Matters.

     (a) Each of the Companies is in compliance in all material respects with all federal, state and local Laws and regulations now applicable to its business and operations or which (to its knowledge) will be applicable thereto relating to pollution control and environmental contamination, including, but not limited to, all Laws and regulations governing the generation, use, collection, treatment, storage, transportation, recovery, removal, discharge or disposal of Hazardous Materials.

     (b) To the best of each Company's knowledge, there are no presently outstanding allegations that any Company is now or at any time prior hereto was in material violation of such Laws and regulations; there are no material administrative or judicial proceedings presently pending against any Company pursuant to such Laws or regulations; and there is no material claim presently outstanding against any Company which was asserted pursuant to such Laws or regulations.

     (c) There are no facts or circumstances known to any Company that could form the basis for the assertion of any material claim against any Company relating to environmental matters, including, but not limited to, any claim arising from past or present environmental practices asserted under CERCLA, RCRA or any other federal, state or local environmental statute.
Section 4.13 Common Enterprise.

Each Company expects to derive benefit from this Agreement, both on its separate capacity and as a member of an affiliated and integrated corporate group.

     Section 4.14   Workers' Compensation.

Neither Borrower nor any of the other Companies are subscribers to the Texas Workers' Compensation Act. Borrower and each other Company has taken all reasonable precautions that may be necessary or appropriate to minimize the risk of loss associated with claims that would otherwise be covered by the Texas Workers' Compensation Act. Such precautions include, as appropriate and in consideration of the nature of each employee's duties, without limitation,
(i) the implementation of safety programs, employee training programs, drug screening of employees and pre-employment physicals, and (ii) the purchasing of insurance with substantial and reasonable adequate coverage available for such risks.

     Section 4.15    Solvency.

On the Closing Date and on the date of each Loan and the date of issuance of each Letter of Credit, each of the Companies is, and after giving effect to the transactions contemplated hereby and the requested Loan or Letter of Credit, will be, Solvent.

                         ARTICLE V
               CERTAIN COVENANTS OF THE COMPANIES

     Section 5.1     Affirmative Covenants.

Until the Obligations have been paid and performed in full and the obligation of the Banks to make Loans or issue Letters of Credit have been irrevocably terminated, the Companies shall:

     (a) Compliance Certificate. On or before forty-five (45) days after the end of the first, second and third quarters of each fiscal year of Parent, and on or before ninety (90) days after the fourth quarter of each fiscal year of Parent, deliver to each Bank a Compliance Certificate.

     (b) Financial Statements. Deliver to each Bank, as soon as practicable, (i) and in any event within ninety (90) days after the end of each fiscal year of Parent, complete and detailed Financial Statements (prepared on a consolidated basis), including balance sheet, operating statement, reconciliation of earned surplus and such supporting schedules as any Bank may request, accompanied by the certificate of a firm of independent public accountants acceptable to the Banks that such statements have been prepared in accordance with GAAP and fairly present the consolidated financial condition of the Companies during the fiscal year just ended, and that during the course of their audit of the Companies, nothing came to their attention that caused them to believe the Companies were not in compliance with the terms of Subsections 5.1(f), 5.1(k), 5.1(m), 5.2(a) and 5.2(f), (ii) and in any event within forty-five (45) days after the end of such calendar quarter, consolidated balance sheets of the Companies as of the close of such quarter, and consolidated operating statements of the Companies for the part of the fiscal year ended at the close of such quarter, accompanied by the certificate of the Chief Financial Officer or Treasurer of Parent that such statements are true and correct, were prepared in accordance with GAAP and fairly present the consolidated financial conditions and results of operations of the Companies, and (iii) after a request by any Bank, such other information pertaining to the Companies and their affairs as such Bank shall from time to time request in writing.

     (c) Insurance. (i) Maintain, and cause each other Company to maintain, insurance with such insurance companies, in such amounts, and covering such risks as shall be satisfactory to the Administrative Agent and the Collateral Agent, with loss payable to the Administrative Agent and the Collateral Agent; provided that the Companies shall be permitted to be self-insured for up to $5,000,000 per occurrence but shall not self-insure for amounts in excess of $5,000,000 per occurrence without the prior written consent of Required Banks; (ii) deliver to the Administrative Agent certificates evidencing such insurance and, within ninety (90) days after the close of each fiscal year of Borrower, a report certified by the Chief Financial Officer or Vice President of Finance of Borrower describing all insurance of the Companies in force as of the close of the fiscal year just ended; and (iii) cause all fire and casualty insurance policies on Vehicles, to which Liens in favor of the Collateral Agent, for the benefit of the Banks have attached, to be made payable to the Companies, the Collateral Agent and the Administrative Agent, as their interests may appear, and in such event deliver certificates evidencing such insurance to the Administrative Agent.

     (d) Taxes. Pay and discharge, and cause each other Company to pay and discharge, before delinquent, all Taxes assessed upon any Company or any of the assets of any Company, or any part thereof; provided, however, that any Company may defer the payment of any Taxes (i) which are being diligently contested in good faith by appropriate proceedings, and (ii) for which reserves deemed adequate by the Banks have been set aside to the satisfaction of the Banks for the payment thereof; and further provided, that, if and to the extent any such contested Taxes are finally adjudicated to be valid, Borrower or a Company will promptly discharge them and for such purpose may use the reserve related thereto.

     (e) Operating Rights, etc. Maintain and preserve, and cause each other Company to maintain and preserve, its Operating Rights, licenses, franchises, certificates, corporate qualification and good standing in all appropriate states and other appropriate authorities necessary to carry on its businesses, as an interstate and intrastate motor carrier or otherwise, in all states in which it does business.

     (f) Fixed Charge Coverage Ratio.  Maintain a Fixed Charge Coverage
Ratio at all times equal to or greater than 1.20 to 1.00. "Fixed Charge Coverage Ratio" shall mean, as of the date of any determination thereof for the twelve (12) month period ending as of the date of any determination, the ratio of (i) the amount of the Companies' consolidated EBITDAR to (ii) the amount of the Companies' consolidated Fixed Charges; all as determined in conformity with GAAP. "EBITDAR" means, for any period and any Person the total of the following, each calculated without duplication, for such Person on a consolidated basis for such period: (a) Net Income; plus (b) any provision for (or less any benefit from) income or franchise taxes included in determining Net Income; plus (c) interest expense deducted in determining Net Income; plus (d) amortization and depreciation expense deducted in determining Net Income; plus (e) lease and rental expenses paid under operating leases or rental agreements intended to produce income and deducted in determining Net Income; minus (f) any dividends or redemptions of capital stock paid in cash during such period. "Fixed Charges" means all interest expenses, the amount of lease and rental expenses associated with all operating leases and rental agreements that are not cancelable within the immediately subsequent 12-month period, taxes actually paid, the portion of long-term debt actually paid or due but not paid and lease expenses under capitalized leases.

     (g) Information and Other Documents, New Entities. Except as otherwise may be provided in Section 9.14, cause each New Entity to execute and deliver to Administrative Agent (i) a Guaranty Agreement, (ii) an agreement in the form of Exhibit E attached hereto with the blanks completed accurately, (iii) a Security Agreement in substantially the form of Exhibit G hereto, and (iv) a Vehicles Security Agreement in substantially the form of Exhibit H hereto and deliver, and cause each Company to deliver, to the Banks such information (not otherwise required to be furnished herein) respecting the business affairs, assets, and liabilities of any of the Companies, and such opinions, certifications and documents, in addition to those herein mentioned, as any Bank may reasonably request, and allow, and cause each other Company to allow, the Banks or their agents to inspect any of the records and properties of any Company, from time to time, during reasonable business hours.

     (h) Payment of Debts. Pay and discharge, and cause each other Company to pay and discharge, when due all debts, liabilities and obligations of Borrower and each other Company; provided that the covenant contained in this Subsection is solely for the benefit of the Banks and their successors and assigns; and provided further that neither Borrower nor any other Company shall be required to pay any such debt, liability or obligation if the validity thereof is being diligently contested in good faith and reserves deemed adequate by the Banks have been recorded therefor in accordance with GAAP.

     (i) Maintenance of Existence, Assets. Maintain, and cause each other Company to maintain, its corporate and legal existence, and keep, and cause each other Company to keep, all assets in good repair, working order and condition, and from time to time make all necessary and proper repairs, renewals, replacements, additions, betterments and improvements thereto, to the end that the business of Borrower and each other Company may be properly, efficiently and advantageously conducted at all times in accordance with sound and prudent standards of business management.

     (j) Expenses.

          (i) Pay (A) all reasonable expenses incurred by the Administrative Agent, the Collateral Agent and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Collateral Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement, the other Loan Papers or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (B) all reasonable expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (C) all expenses incurred by the Administrative Agent, the Collateral Agent, the Issuing Bank, and, after a Default, any Bank, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent, the Issuing Bank or any Bank in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Papers, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and including all costs and expenses in connection with the repossession, storage, or sale of Vehicles or other Collateral and the collection of accounts, (D) all transfer, stamp, documentary, or other similar taxes, assessments or charges levied by any Tribunal in respect of this Agreement or any of the other Loan Papers, (v) all costs, expenses, assessments and other charges incurred in connection with any filing, registration, recording, or perfection of any security interest or Lien contemplated by this Agreement or any other Loan Paper, and (vi) all other costs and expenses incurred by the Administrative Agent or the Collateral Agent in connection with this Agreement, any other Loan Paper or the Collateral, including without limitation costs, fees, expenses and other charges incurred in connection with performing or obtaining any audit or appraisal in respect of the Collateral or for any title searches, filing fees, recording costs and lien searches.

          (ii) WHETHER OR NOT ANY LOAN IS EVER FUNDED, INDEMNIFY ADMINISTRATIVE AGENT, COLLATERAL AGENT AND THE BANKS AND HOLD ADMINISTRATIVE AGENT, COLLATERAL AGENT AND THE BANKS HARMLESS FROM AND AGAINST ANY AND ALL LIABILITIES, LOSSES, DAMAGES, COSTS AND EXPENSES OF ANY KIND (INCLUDING, WITHOUT LIMITATION, EXPENSES OF LITIGATION, COURT COSTS AND THE REASONABLE FEES AND DISBURSEMENTS OF COUNSEL FOR ADMINISTRATIVE AGENT, COLLATERAL AGENT AND THE BANKS (OR OF ANY OTHER PERSON ENGAGED BY ADMINISTRATIVE AGENT, COLLATERAL AGENT OR ANY BANK) IN CONNECTION WITH ANY INVESTIGATIVE, ADMINISTRATIVE OR JUDICIAL PROCEEDING, WHETHER OR NOT ADMINISTRATIVE AGENT, COLLATERAL AGENT OR ANY BANK SHALL BE DESIGNATED A PARTY THERETO) WHICH MAY BE INCURRED BY ADMINISTRATIVE AGENT, COLLATERAL AGENT OR ANY BANK, RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE OTHER LOAN PAPERS OR ANY ACTUAL OR PROPOSED USE OF PROCEEDS OF THE LOANS HEREUNDER; PROVIDED, THAT, ADMINISTRATIVE AGENT, COLLATERAL AGENT AND THE BANKS SHALL NOT HAVE THE RIGHT TO BE INDEMNIFIED HEREUNDER FOR THEIR OWN OR THEIR REPRESENTATIVE'S OR ADMINISTRATIVE AGENT'S OR COLLATERAL AGENT'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A COURT OF COMPETENT JURISDICTION. IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT THE INDEMNITY PROVIDED FOR HEREIN IS INTENDED TO AND SHALL INDEMNIFY AND PROTECT ADMINISTRATIVE AGENT, COLLATERAL AGENT AND THE BANKS FROM THE CONSEQUENCES OF THEIR OWN NEGLIGENCE (AS OPPOSED TO GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), WHETHER OR NOT THAT NEGLIGENCE IS THE SOLE OR CONCURRING CAUSE OF ANY LIABILITY, LOSS, DAMAGE, COST OR EXPENSE OF ANY KIND.

          (iii) Any amount to be paid under this Subsection to Administrative Agent, Collateral Agent or any Bank shall be a demand obligation owing by Borrower and if not paid within fifteen (15) days of demand by Administrative Agent, Collateral Agent or such Bank thereof shall bear interest from the date of expenditure by Administrative Agent, Collateral Agent or such Bank until paid at the Highest Lawful Rate.

          (iv) The obligations of Borrower under this Subsection shall survive payment of the Obligations and assignment of any right hereunder.

     (k) Leverage Ratio.  Maintain a Leverage Ratio equal to or less than
2.50 to 1.00. The term "Leverage Ratio" means, as of the date of any determination thereof, the ratio of (i) Funded Debt of the Companies on a consolidated basis as of such measurement date to (ii) EBITDAR of the Companies on a consolidated basis for the twelve (12) month period then ending, all as determined in conformity with GAAP. "Funded Debt" means as to any Person at any time (without duplication) (a) all obligations of such Person for borrowed money, including without limitation any notes payable to the seller in connection with any acquisition and the Loans; (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments; (c) the aggregate minimum amount of all lease or rental payments to be paid under operating leases or rental agreements that are not cancelable; (d) all capitalized lease obligations of such Person; (e) all obligations of others, which such Person has Guaranteed or given surety for or for which such Person has otherwise personally secured or indemnified such others; (f) all obligations secured by a Lien existing on property owned by such Person, whether or not the obligations secured thereby have been assumed by such Person or are non-recourse to the credit of such Person; (g) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers' acceptances, surety or other bonds and similar instruments (including the Reimbursement Obligations).

     (l) Borrowing Base Reports. Deliver to each Bank, as soon as possible, and in any event within thirty (30) days after and as of the end of each calendar month, a Borrowing Base Report dated as of the end of the immediately preceding calendar month; provided, however, that if Borrowing Base Availability is at any time less than $10,000,000, such Borrowing Base Reports shall be furnished weekly within five (5) days after the end of each week.

     (m) Compliance Income. Maintain a positive Compliance Income. The term "Compliance Income" means (a) Net Income of the Companies on a consolidated basis for each fiscal year, plus (b) any provision for (or less any benefit from) income or franchise taxes included in determining Net Income for such period, plus (c) any nonrecurring, extraordinary expenses deducted in determining Net Income for such period.

     (n) ERISA. Immediately upon becoming aware of the occurrence of any event or condition which has the result that any of the representations or warranties contained in Section 4.6, if made on and again as of any date on or after the date of this Agreement, cease to be true, Borrower shall give the Banks a written notice specifying (i) the nature of such events or condition, (ii) what action Borrower and the other Companies are taking or propose to take with respect thereto, and (iii) when known, any action taken by the Internal Revenue Service or the Department of Labor with respect thereto. With respect to any Plan maintained or adopted by any Company, such Company will at all times make prompt payments of contributions required to be made to meet the minimum funding standards of ERISA.

     (o) Laws. Each Company will comply with the provisions of any and all Laws, and with the provisions of all agreements, documents and instruments material to its business and operations, and maintain its ability to perform its obligations under all such agreements, documents and instruments.

     (p) Workers' Compensation. Any Company that is or becomes a nonsubscriber to the Texas Workers' Compensation Act shall take all reasonable precautions that may be necessary or appropriate from time to time to minimize the risk of loss to Borrower and the other Companies associated with claims that would otherwise be covered by the Texas Workers' Compensation Act if such, Company had continued to Subscribe to such Act. Such precautions shall include, without limitation, (i) the implementation of safety programs, employee training programs, drug screening of employee and pre-employment physical (unless prohibits by law), (ii) the purchasing of insurance with substantial and reasonably adequate coverage available for such risks and (iii) the maintenance of a welfare benefit plan, identical or similar to the Injury Benefit Plan, that is governed by ERISA in all respects.

     (q) Projections. As soon as available and in any event before December 1 of each fiscal year of Parent, Borrower will deliver (i) a forecasted consolidated balance sheet and statements of income and cash flow of Parent and the Subsidiaries on a quarterly basis, including the assumptions utilized in the preparation of such projections (in narrative form) for the two (2) forthcoming fiscal years and a proforma projection of Parent's compliance with the financial covenants in this Agreement for the same period.

     (r) Further Assurances and Collateral Matters. (i) The Parent will, and will cause each other Company to execute and deliver such further documentation and take such further action as may be requested by the Administrative Agent or the Collateral Agent to carry out the provisions and purposes of the Loan Papers and to create, preserve, protect and perfect the Liens of Administrative Agent and Collateral Agent, respectively, for the benefit of itself and the Banks in the Collateral. (ii) In the event the amount of Borrowing Base Availability is less than $5,000,000 or any requested Loan or Letter of Credit would cause Borrowing Base Availability to be less than $5,000,000, Parent shall and shall cause each of the Subsidiaries to cause the perfection of the Lien of the Collateral Agent, for the benefit of the Banks, in Vehicles having an aggregate Orderly Liquidation Value such that Borrowing Base Availability is at all times greater than or equal to $5,000,000. In such event or in the event Borrower otherwise elects to include any of the Vehicles in the Borrowing Base, Parent will cause such Lien in such Vehicles to be so perfected pursuant to documentation acceptable to the Required Banks, and will execute and deliver, and will cause the Subsidiaries to execute and deliver, to Collateral Agent and the Banks such documents, in form and substance satisfactory to Collateral Agent and its counsel and the Required Banks, as may be necessary or appropriate to evidence and provide for the same, including without limitation the original certificates of title for such Vehicles, applications for notation of Lien, and any and all other documentation and action necessary to cause the Lien of the Collateral Agent in each such Vehicle to be recorded and noted (in accordance with the applicable recording and notation requirements and other Governmental Requirements of each appropriate state and other jurisdiction) on the certificate of title of each such Vehicle. Parent and the Subsidiaries shall pay all fees, costs, expenses and taxes relating to the foregoing. (iii) Upon written request from Borrower, Collateral Agent shall, from time to time, take all steps necessary to release the Lien in favor of Collateral Agent and the Banks against any one or more Vehicles; provided, Collateral Agent shall not be obligated to release any such Lien unless
(A) the Vehicle being released from the Lien is being sold or otherwise disposed in the ordinary course of business and for fair market value; (B) after giving effect to the Lien release, (i) the outstanding amount of the Obligations will not be greater than the Borrowing Base, and (ii) the Borrowing Base Availability will not be less than $5,000,000; and (C) no Default or Potential Default exists or would result therefrom.

     (s) Accounts Receivable Report. As soon as available, and in any event within thirty (30) days after the end of each calendar month a summary accounts receivable aging report for Borrower showing all accounts receivable of Borrower that are 1-30, 31-60, 61-90, and over 90 days past the invoice date; provided, however, that if Borrowing Base Availability is at any time less than $10,000,000, such reports shall be furnished weekly within five (5) days after the end of each week.

     (t) Inspections; Collateral Audits; Appraisals. Upon reasonable notice (which may be telephonic notice), at all reasonable times and as often as the Administrative Agent or the Collateral Agent may request, permit any authorized representative designated by the Administrative Agent or the Collateral Agent, including without limitation any consultant engaged by the Administrative Agent or the Collateral Agent, together with any authorized representatives of any Bank desiring to accompany the Administrative Agent or the Collateral Agent, to visit and inspect the properties and financial records of the Companies and to make extracts from such financial records and permit any authorized representative designated by the Administrative Agent or the Collateral Agent (together with any accompanying representatives of any Bank) to discuss the affairs, finances and condition of the Companies with the appropriate financial officer and such other officers as the Parent or other Company shall deem appropriate; and the Companies will cooperate with the Administrative Agent and the Collateral Agent and exert its best efforts to arrange for the Administrative Agent or the Collateral Agent, their respective authorized representatives (including consultants) and any accompanying authorized representative of any Bank to meet with the Companies' independent public accountants and each Company agrees to permit such accountants to discuss the affairs, finances and condition of the Companies with the Administrative Agent, the Collateral Agent and such representatives. The Administrative Agent agrees that it shall schedule any meeting with any such independent public accountant through the Parent, and an officer of the Parent shall have the right to be present at any such meeting. The Administrative Agent, the Collateral Agent and any consultant of the Administrative Agent or the Collateral Agent shall each have the right to examine (and any authorized representatives of any Bank shall have the right to accompany the Administrative Agent or the Collateral Agent during any such examination), as often as the Administrative Agent or the Collateral Agent may request, the existence and condition of the Collateral, books and records of the Companies and to review their compliance with the terms and conditions of this Agreement and the other Loan Papers, subject to governmental confidentiality requirements. The Administrative Agent and the Collateral Agent shall each also have the right to verify with any and all customers of the Companies the existence and condition of the accounts receivable of the Companies, as often as the Administrative Agent or the Collateral Agent may require, without prior notice to or consent of any of the Companies. Without in any way limiting the foregoing, (a) the Administrative Agent and the Collateral Agent shall each have the right to conduct accounts receivable audits at the Companies' expense as often as the Administrative Agent, the Collateral Agent or any Bank may request (but initially scheduled for once per year prior to the occurrence of a Default or Potential Default), and (b) the Administrative Agent or the Collateral Agent shall have the right to order and obtain Vehicle Appraisals, at the Companies' expense, not to exceed eight (8) Vehicle Appraisals during the three (3) year period following the Closing Date, prior to the occurrence of a Default or Potential Default, and as often as the Administrative Agent or Collateral Agent may request at any time after such period or after the occurrence of a Default or Potential Default. Without in any way limiting the foregoing, each Company agrees to cooperate in all respects with the Administrative Agent, the Collateral Agent and their respective representatives and consultants in connection with any and all inspections, examinations and other actions taken by the Administrative Agent, the Collateral Agent or any of their respective representatives or consultants pursuant to this Section. The Companies hereby jointly and severally agree to promptly pay, upon demand by the Administrative Agent, the Collateral Agent or the applicable Bank, any and all fees and expenses incurred by the Administrative Agent, the Collateral Agent or any Bank in connection with any inspection, examination or review permitted by the terms of this Section.

     (u) Notices of Material Events. Furnish to the Administrative Agent and each Bank prompt written notice of the following:

          (i) the occurrence of any Default or Potential Default;

          (ii) the filing or commencement of any action, suit or proceeding by or before any Tribunal or arbitrator against or affecting any Company or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; and

          (iii) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a financial officer or other executive officer of the Parent setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

     Section 5.2    Negative Covenants.

Until the Obligations have been paid and performed in full and the obligation of the Banks to make Loans and to issue Letters of Credit have been irrevocably terminated, none of the Companies shall, directly or indirectly, without the prior written consent of the Banks:

     (a) Minimum Tangible Net Worth. Permit, as of the last day of any fiscal quarter, Parent's Consolidated Tangible Net Worth to be less than the sum of (i) $66,000,000, plus (ii) seventy-five percent (75%) of the positive, consolidated net income of the Companies for each fiscal quarter ending after the Closing Date (i.e., any negative net income for a fiscal quarter shall not reduce the minimum Consolidated Tangible Net Worth), plus (iii) one hundred percent (100%) of the net cash proceeds from any issuances of equity securities by Parent or any other Company or other contributions to the capital or equity of Parent or any other Company.

     (b) Transfer of Operating Rights. Create, incur, grant, assume or suffer to exist any Lien on, nor sell, transfer or otherwise dispose of, any present or future Operating Rights of any Company, including but not limited to franchises, certificates, authorizations, permits and licenses.

     (c) Loans, Investments, and Mergers. Make any loan to or investment in, nor purchase stock or other securities of, nor merge or consolidate with, nor purchase all or substantially all of the assets of, any Person other than Borrower or another Company, except (i) mergers and consolidations of two or more Companies or acquisitions of a Company by another Company, provided no Default or Potential Default exists, (ii) secured loans to owner-operators who have independent contractor service agreements with Borrower or any other Company not to exceed $1,000,000 in the aggregate outstanding at any time,
(iii) the W&B Note, (iv) indebtedness of purchasers to the Companies for the purchase price of Vehicles sold by the Companies to such purchasers, provided that such Indebtedness together with loans made pursuant to clause (v) of this Subsection (c) shall not exceed $1,000,000 in the aggregate outstanding at any time, (v) loans, other than the foregoing, provided that such loans together with indebtedness pursuant to clause (iv) of this Subsection (c) shall not exceed $1,000,000 in the aggregate outstanding at any time,
(vi) Permitted Investments, and (vii) other investments from time to time in an amount outstanding at any time less than or equal to $100,000.

     (d) Contingent Liabilities. Assume, Guarantee, purchase, agree to purchase or suffer to exist any other liability, direct or indirect, for the payment of any Indebtedness, except to the Banks, of any Person, other than Borrower or another Company, in an aggregate amount in excess of $5,000,000 at any time outstanding.

     (e) Dividends and Distributions. Declare, order, pay, make or set apart any sum for (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Parent or any other Company now or hereafter outstanding; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Parent or any other Company now or hereafter outstanding; or (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Parent or any other Company now or hereafter outstanding except:

          (i) The Parent and each other Company may from time to time redeem its stock that was issued pursuant to the terms of employee stock option plans offered by each such Company, respectively, on or before the Closing Date; provided that the maximum amount of such redeemed stock shall be an amount equal to or less than 1% of the capital stock of the Parent or such Subsidiary, as applicable, as of the Closing Date.

          (ii) In addition to the redemptions permitted under clause (i) above, the Parent may from time to time redeem its stock, provided that the aggregate maximum amount of the redemption price for such stock shall not be greater than the proceeds of death benefits received by Parent under life insurance policies.

          (iii) If no Default or Potential Default exists, Parent may declare and pay cash dividends from time to time if on the date each such dividend is declared Borrower delivers to Administrative Agent computations showing (A) that the Leverage Ratio of Parent and its consolidated subsidiaries as of the date such dividends are declared is, after giving effect to such dividends, equal to or less than 2.5 to 1.00; (B) that the Leverage Ratio of Parent and its consolidated Subsidiaries determined pro forma as of the date of the most recently delivered Quarterly Report as if such dividend had already been declared and paid is equal to or less than 2.5 to 1.00; and (C) that Parent and each other Company would otherwise be in compliance with all other financial covenants contained in this Agreement if such financial covenants were measured as of the date such dividend is paid and after giving effect to such dividend.

          (iv) The Companies may make, declare or pay dividends and make other distributions with respect to their capital stock to the extent necessary to permit the Borrower to pay the Obligations and to pay expenses and taxes incurred in the ordinary course of business.

          (v) Borrower and any other Company may declare and pay dividends on their common stock payable solely in shares of common stock (provided that fractional shares may be paid in cash).

     (f) Indebtedness. Assume, create or suffer to exist any Indebtedness except (i) Indebtedness owed to the Banks pursuant to this Agreement, (ii) additional Indebtedness not for borrowed money incurred in the ordinary course of business constituting trade payables not more than 90 days past due and accrued liabilities, including, without limitation, accrued Taxes and payroll obligations, (iii) Existing Indebtedness, (iv) Indebtedness under Hedge Agreements, and (v) additional Indebtedness for borrowed money incurred in the ordinary course of business not to exceed $1,000,000 in the aggregate outstanding at any time with respect to all Companies.

     (g) Sales of Assets. Be a party to any sale, transfer, or other disposition of all or any part of Borrower's or any other Company's property, assets or business, except sales of Vehicles and other equipment in the ordinary course of business and for fair market vale so long as (i) after giving effect to such sale, (1) the outstanding amount of the Obligations will not be greater than the Borrowing Base, and (2) the Borrowing Base Availability will not be less than $5,000,000, and (ii) no Default or Potential Default exists or would result therefrom, and in any event will not sell, transfer or otherwise dispose of any of Parent's or any other Company's interest in the Subsidiaries (including, without limitation, any of the stock of the Subsidiaries).

     (h) Capital Expenditures. Permit the aggregate amount of all Capital Expenditures made by the Companies, during any, twelve (12) month period (net of the proceeds of the sale or exchange of any fixed assets), to exceed $17,500,000.

     (i) Negative Pledge. Borrower and each of the other Companies will not create, assume or suffer to exist any Lien on any asset or property (or any interest therein) now owned or hereafter acquired by Borrower or any other Company, except: (i) any Lien existing pursuant to any order of attachment, distraint or similar legal process arising in connection with court proceedings so long as the execution or other enforcement thereof is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings, and (ii) Permitted Liens.

     (j) Transactions with Affiliates. The Companies will not enter into any transaction with any Affiliate except in the ordinary course and pursuant to the reasonable requirements of their businesses and upon fair and reasonable terms no less favorable to the Companies than would result in a comparable arm's length transaction with a Person who is not an Affiliate; provided, however, that the Companies may enter into lease agreements, as lessee, with Affiliates for tractors or trailers with lease payments less than or equal to the aggregate amount of $200,000 per month.

     (k) ERISA. No Company or other Group Member will (i) establish, maintain or participate in any way in a Plan that is subject to the provisions of Title IV of ERISA, or (ii) provide benefits under any health plan to former employees in excess of those provided on the date hereof, without the prior written consent of the Banks.

     (l) Restrictive Agreements. Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of any Company to create, incur or permit to exist any Lien upon any of its property or assets, or (ii) the ability of any Company to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to any other Company or to guarantee Indebtedness of any other Company; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law or by any of the Loan Papers, (B) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and
(C) clause (i) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

     (m) Nature of Business. Engage to any material extent in any business other than businesses of the type conducted by the Companies on the Closing Date and businesses reasonably related thereto.

                         ARTICLE VI
                          DEFAULT

     As used herein, the term "Default" means the occurrence of any one or more of the following events:

     Section 6.1 Payment of Obligations.

The failure of Borrower to pay to any Agent or any Bank, as required, when due the Principal Obligation, or interest thereon, or any part thereof, or any Reimbursement Obligation or other amount owing under this Agreement or any of the Loan Papers (including without limitation Subsections 2,4, 2.7(a), 2.11, 2.14(d) and 5.1(j)), and such failure continues for a period of five (5) Business Days after the due date.

     Section 6.2 Covenants.

     (a) A breach of any of the covenants in Subsections 5.1(a), 5.1(b), 5.1(e), 5.1(f), 5.1(i), 5.1(k), 5.1(l), 5.1(m), 5.1(n), 5.1(q), 5.1(s),
5.1(t), 5.1(u) or Section 5.2.

     (b) The failure of Borrower or any other Company to punctually and properly observe, keep and perform each of its covenants and agreements in Subsections 5.1(c), 5.1(d), 5.1(g), 5.1(h), or 5.1(r) and such failure continues for a period of ten (10) days after the discovery of the breach by a Company or after notice from Administrative Agent or any Bank.

     (c) The failure of Borrower or any other Company punctually and properly to observe, keep and perform each of its covenants and agreements (other than the covenants to pay the Principal Obligation, and interest thereon, the commitment fee, the Reimbursement Obligations and other amounts, and the covenants specified in Subsections 6.2(a) and 6.2(b) contained herein or in any of the other Loan Papers, and such failure continues for a period of thirty (30) days after the discovery of the breach by a Company or after Administrative Agent notifies Borrower of the breach.

     Section 6.3 Misrepresentation.

The discovery by Administrative Agent or any Bank that any statement, representation or warranty in this Agreement, any other Loan Paper or in any writing ever delivered to Administrative Agent or any Bank pursuant to the provisions hereof, is false, misleading, or erroneous in any material respect, and the reason giving rise to such situation is not corrected to the satisfaction of the Banks within thirty (30) days after notice thereof has been given by Administrative Agent to Borrower.

     Section 6.4 Voluntary Debtor Relief.

Borrower or any other Company shall (i) have entered voluntarily against it an order for relief under any Debtor Relief Laws, (ii) execute an assignment for the benefit of creditors, or (iii) not pay, or admit in writing its inability to pay, its debts generally as they become due, or (iv) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of it, or of all or a substantial part of its assets, or (v) file a voluntary petition in bankruptcy or a petition or answer seeking reorganization or an arrangement with creditors or seeking to take advantage of, or any other relief under, any Debtor Relief Laws, or (vi) file an answer admitting the material allegations of, or consenting to, or default in, a petition filed against it in any Debtor Relief Laws proceeding, or (vii) institute or voluntarily be or become a party to any other judicial proceedings intended to effect a discharge of its debts, in whole or in part, or a postponement of the maturity or the collection thereof, or a suspension of any of the remedial rights of Bank granted in this Agreement or under any Law.

     Section 6.5 Involuntary Debtor Relief.

An order, judgment or decree shall be entered by any court of competent jurisdiction approving a petition seeking reorganization of Borrower or any other Company, or appointing a receiver, trustee, custodian or liquidator of Borrower or any other Company, or of all or any substantial part of the assets of Borrower or any other Company, and such order, judgment or decree is not appealed from within the time allowed by Law, with a stay of proceedings or supersedes, or, if appealed from in the manner aforesaid, when such order, judgment or decree becomes final, and in any event, if and when such reorganization, receivership, trusteeship, custodianship or liquidation proceedings shall have been in force for sixty (60) days.

     Section 6.6 Judgments.

Any of the Companies fails to pay any money judgment or judgments against it in an amount greater than $100,000 in the aggregate at least ten (10) days prior to the date on which any of the assets of any of the Companies may be lawfully sold to satisfy such judgment.

     Section 6.7 Attachment.

The failure to have discharged within a period of thirty (30) days after the commencement thereof any attachment, sequestration or similar proceedings against any of the assets of Borrower or any other Company having an aggregate fair market value of $100,000 or more.

        Section 6.8 Default of Other Debt.

The default under any promissory note or other evidence of Indebtedness in an amount equal to or greater than $500,000 executed by Borrower or any other Company, or the default by any obligee under any Indebtedness or any other obligation in an amount equal to or greater than $500,000 under any credit or other agreement under which Borrower or any other Company is an obligor.

     Section 6.9 Other Agreements.

The occurrence of any event which would constitute, or with notice or lapse of time or both could constitute, a default under any chattel mortgage, assignment, security agreement, deed of trust, mortgage or other agreement delivered to Administrative Agent, Collateral Agent or any Bank or under any Loan Paper.

Section 6.10 Change in Control.

The occurrence of any Change in Control.

                              ARTICLE VII
                                REMEDIES

     If a Default occurs and is continuing, Administrative Agent may, at its election, and, at the request of the Required Banks, Administrative Agent shall do any one or more of the following:

     Section 7.1 Acceleration.

Declare the entire unpaid balance of the Obligations and all other Indebtedness of any one or more of Borrower or the other Companies to the Banks and the Agents, or any of them, or any part thereof, immediately due and payable, whereupon it shall be due and payable.

     Section 7.2 Loans and Letters of Credit.

Refuse to make additional Loans or issue additional Letters of Credit, and thereafter the Banks shall have no obligation whatsoever to make additional Loans or issue additional Letters of Credit. If any Bank or the Issuing Bank refuses to make additional Loans or issue additional Letters of Credit, all duties and obligations of Borrower and the other Companies, and all rights and powers of Administrative Agent and the Banks, under this Agreement shall continue in full force and effect until the full and final payment and performance of the Obligations.

     Section 7.3 Judgment.

Reduce any claim to judgment.

     Section 7.4 Rights.

Exercise any and all rights and remedies which Administrative Agent, the Issuing Bank or any Bank may have under any Loan Paper, at Law, or in equity, or otherwise.

     Section 7.5 Default with Respect to Base Rate Loans.

If a Default under the Agreement shall occur and the same shall have been declared by Administrative Agent, then Borrower shall immediately prepay the outstanding Base Rate Loans and all interest accrued thereon if and to the extent the same is then due and payable.

     Section 7.6 Default with Respect to LIBOR Loans.

If a Default under this Agreement shall occur and the same shall have been declared by Administrative Agent, then Borrower shall immediately prepay the outstanding LIBOR Loans and all interest accrued thereon and all losses and expenses in connection with such prepayment pursuant to Section 2.26 if and to the extent the same is then due and payable.

     Section 7.7 Default with Respect to Letters of Credit.

If a Default under the Agreement shall occur and the same shall have been declared by Administrative Agent, then, upon the request of Administrative Agent, Borrower shall be required to deposit immediately with Administrative Agent, in immediately available funds, an amount equal to (i) the aggregate amount of all then outstanding Letters of Credit; plus (ii) the aggregate amount of all other sums due and payable under any of the Loan Papers regarding the Letters of Credit (the "Deposit"), Borrower's obligation to pay the Deposit to be absolute and unconditional, the Deposit to be deposited in a special interest bearing account with Administrative Agent to ensure reimbursement of any drawings under such Letters of Credit and payment of all other amounts due and payable under any of the Loan Papers regarding the Letters of Credit.

     Section 7.8 Automatic Acceleration Due to Certain Defaults.

Notwithstanding anything to the contrary contained herein, if a Default referred to in Section 6.4 or Section 6.5 occurs and is continuing, then the entire unpaid balance of the Obligations and all other Indebtedness of any one or more of Borrower or the other Companies to the Banks and the Agents, or any of them, shall immediately, and concurrently with the occurrence of such Default, become due and payable in full without any further action or notification of any kind required of any of the Agents or any of the Banks, including, without limitation, presentment, demand, protest or notice of protest, dishonor, intention to accelerate or acceleration, all of which are expressly hereby waived by Borrower and the other Companies.

                         ARTICLE VIII
                            AGENTS

Section 8.1 Administrative Agent Appointment and Authorization;
Administration; Duties.

     (a) The general administration of the Loan Papers and any other documents contemplated by this Agreement shall be by Comerica or its designees, and each Bank hereby appoints Comerica as its agent hereunder and under the other Loan Papers with such powers as are specifically delegated to the Administrative Agent by the terms of the Loan Papers, together with such other powers as are reasonably incidental thereto. Administrative Agent shall not be required to take any action with respect to any Default except as directed by the Required Banks. In the event the Required Banks so direct Administrative Agent to take any action hereunder, Administrative Agent agrees to commence taking such action within a reasonable period of time and to diligently pursue such action or to submit its resignation pursuant to
Section 8.9. Except as otherwise provided herein or otherwise agreed to by the Banks and Administrative Agent, each of the Banks hereby irrevocably authorizes Administrative Agent, at its discretion, to take or refrain from taking such actions as Administrative Agent on its behalf and to exercise or refrain from exercising such powers under the Loan Papers and any other documents contemplated by this Agreement as are delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto. Notwithstanding the foregoing or any term or provision of this Agreement, Administrative Agent shall have no duties or responsibilities except as expressly set forth in this Agreement or the other Loan Papers.

     (b) Each Bank irrevocably appoints and authorizes Administrative
Agent to hold the Collateral, other than the Vehicle Collateral, and enforce the Liens granted to the Banks as security for the Obligations and to take such action as Administrative Agent on its behalf and to exercise such powers under this Agreement and the other Loan Papers as are delegated to Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto, provided, however, that, as between and among the Banks, Administrative Agent will not prosecute, settle or compromise any claim against Borrower or any other Company or release or institute enforcement or foreclosure proceedings against any Collateral or guaranty securing the Obligations, except with the consent of the Required Banks. Without limiting the generality of the foregoing, each Bank authorizes Administrative Agent to (i) enter into any Loan Papers securing payment of the Obligations in the capacity of agent for and on behalf of the Banks and
(ii) to administer all of the Collateral (other than the Vehicle Collateral) and to enforce the interests of the Banks therein in accordance with the Loan Papers. Any action for enforcement of the interests of the Banks under the Loan Papers shall be taken either as Administrative Agent for the Banks or directly in the respective names of the Banks, as counsel to Administrative Agent may at the time advise. Subject to Section 9.21, the Banks consent and agree that any action taken by Administrative Agent or with the consent or at the direction of the Required Banks as provided herein shall be taken for and on behalf of all Banks, including those who may not have so consented or directed, in order to protect or enforce the Liens securing the Obligations; provided that any Bank may direct Administrative Agent not to act for or on its behalf in any such proceeding if such Bank executes in favor of Administrative Agent a release of its rights to share in the benefits of any such action and a release of its legal and beneficial interest in the Lien created by the Loan Papers on the Collateral (other than the Vehicle Collateral) which is the subject of such action. Each Bank, Borrower and the other Companies agree that Administrative Agent is not a fiduciary for the Banks or for Borrower or any other Company but simply is acting in the capacity described herein to alleviate administrative burdens for all parties hereto and that Administrative Agent has no duties or responsibilities to the Banks, Borrower or any other Company except those expressly set forth herein.

     Section 8.2 Collateral Agent Appointment and Authorization;
Administration; Duties.

     (a) If Vehicles are pledged as Collateral from time to time, the general administration of the Vehicle Collateral, the notation of Liens on applicable certificates of title and any other documents contemplated by that pledge shall be by LaSalle, and each Bank hereby appoints LaSalle as its agent with respect to the Vehicle Collateral hereunder and under the other Loan Papers with such powers as are specifically delegated to the Collateral Agent by the terms of the Loan Papers, together with such other powers as are reasonably incidental thereto. Collateral Agent shall not be required to take any action with respect to any Default except as directed by the Required Banks. In the event the Required Banks so direct Collateral Agent to take any action hereunder, Collateral Agent agrees to commence taking such action within a reasonable period of time and to diligently pursue such action or to submit its resignation pursuant to Section 8.9. Except as otherwise provided herein or otherwise agreed to by the Banks and Collateral Agent, each of the Banks hereby irrevocably authorizes Collateral Agent, at its discretion, to take or refrain from taking such actions with respect to the Vehicle Collateral as Collateral Agent on its behalf and to exercise or refrain from exercising such powers under the Loan Papers and any other documents contemplated by this Agreement as are delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto with respect to the Vehicle Collateral. Notwithstanding the foregoing or any term or provision of this Agreement, Collateral Agent shall have no duties or responsibilities except as expressly set forth in this Agreement or the other Loan Papers.

     (b) Each Bank irrevocably appoints and authorizes Collateral Agent to hold the Vehicle Collateral (if any) and enforce the Liens (if any) granted to the Banks as security for the Obligations and to take such action as Collateral Agent on its behalf and to exercise such powers under this Agreement and the other Loan Papers as are delegated to Collateral Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto, provided, however, that, as between and among the Banks, Collateral Agent will not prosecute, settle or compromise any claim against Borrower or any other Company or release or institute enforcement or foreclosure proceedings against any Vehicle Collateral, except with the consent of the Required Banks. Without limiting the generality of the foregoing, each Bank authorizes Collateral Agent to (i) enter into any Loan Papers concerning the Vehicle Collateral securing payment of the Obligations in the capacity of agent for and on behalf of the Banks and (ii) to administer all of the Vehicle Collateral and to enforce the interests of the Banks therein in accordance with the Loan Papers. Any action for enforcement of the interests of the Banks under the Loan Papers shall be taken either as Collateral Agent for the Banks or directly in the respective names of the Banks, as counsel to Collateral Agent may at the time advise. Subject to
Section 9.21, the Banks consent and agree that any action taken by Collateral Agent or with the consent or at the direction of the Required Banks as provided herein shall be taken for and on behalf of all Banks, including those who may not have so consented or directed, in order to protect or enforce the Liens securing the Obligations; provided that any Bank may direct Collateral Agent not to act for or on its behalf in any such proceeding if such Bank executes in favor of Collateral Agent a release of its rights to share in the benefits of any such action and a release of its legal and beneficial interest in the Lien created by the Loan Papers on the Vehicle Collateral which is the subject of such action. Each Bank, Borrower and the other Companies agree that Collateral Agent is not a fiduciary for the Banks or for Borrower or any other Company but simply is acting in the capacity described herein to alleviate administrative burdens for all parties hereto and that Collateral Agent has no duties or responsibilities to the Banks, Borrower or any other Company except those expressly set forth herein.

     Section 8.3 Advances and Payments.

On the date of each Advance, Administrative Agent shall be authorized, but not obligated, to advance, for the account of each of the Banks making such Advance, the amount of the Advance to be made by it in accordance with its Commitment hereunder if and to the extent that such Bank does not make such amount timely available to Administrative Agent for advance to Borrower pursuant to this Agreement. Each of the Banks agrees to immediately reimburse Administrative Agent in immediately available funds for any amount so advanced on its behalf by Administrative Agent. If any such reimbursement is not made in immediately available funds on the same day on which Administrative Agent shall have made any such amount available on behalf of any Bank, such Bank shall pay interest to Administrative Agent at a rate per annum equal to Administrative Agent's cost of obtaining overnight funds in the Dallas Federal Funds market. All amounts to be paid to any of the Banks by Administrative Agent shall be credited to the Banks, forthwith after collection by Administrative Agent, in immediately available funds either by wire transfer or deposit in such Bank's account with Administrative Agent, or as such Bank and the Administrative Agent shall from time to time agree.

     Section 8.4 Sharing of Setoffs.

Each of the Banks agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim against Borrower or any other Company, including, but not limited to, a secured claim under the Bankruptcy Code or other security interest arising with respect to or in lieu of such secured claim and received by such Bank under any applicable bankruptcy, insolvency or other similar Law, or otherwise obtain payment in respect of any obligation owing to such Bank as a result of which the unpaid portion of its Loans is proportionately less than the unpaid portion of the Loans of other Banks (based upon the respective Commitment of the Banks), (i) it shall promptly purchase at par (and shall be deemed to have thereupon purchased) from such other Banks a participation in the Loans of such other Banks, so that the aggregate unpaid principal amount of each of the Banks' Loans shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal of its Loans prior to the obtaining of such payment was to the principal amount of all Loans outstanding prior to the obtaining of such payment, (ii) it shall pay interest calculated at the Federal Funds Rate to such other Banks on the amount purchased from the date it received such payment until the date of the purchase of such participation; and (iii) such other adjustments shall be made from time to time as shall be equitable to ensure that the Banks share such payment pro rata. Notwithstanding anything to the contrary contained herein, if a Bank shall obtain payment under any circumstances contemplated herein while any Obligations shall remain outstanding, such Bank shall promptly turn over such payment to Administrative Agent for distribution to the Banks on account of the Obligations as provided herein. Borrower and the Companies expressly consent to the foregoing arrangements and agree that any Bank or Banks holding (or deemed to be holding) a participation in any of the Loans or other Obligations may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all monies owing by Borrower or any other Company to such Bank.

     Section 8.5 Liability of Agents.

     (a) Each Agent, when acting on behalf of the Banks, may execute any of its duties under this Agreement by or through its officers, directors, employees, attorneys or agents. All such officers, directors, employees, attorneys and agents, when exercising the rights or performing the duties of such Agent, shall be deemed to be included in the term "Agent." Neither Administrative Agent nor Collateral Agent nor their respective officers, directors, employees, attorneys or agents shall be liable to the Banks or any of them for any action taken or omitted to be taken in good faith, or be responsible to the Banks or to any of them for the consequences of any oversight or error of judgment, or for any loss, unless the same shall happen through its gross negligence or willful misconduct. Each Agent and its officers, directors, employees, attorneys and agents shall in no event be liable to any Bank for any action taken or omitted to be taken by it pursuant to instructions received by it from such Bank or from the Required Banks or in reliance upon the advice of counsel selected by it. Without limiting the foregoing, neither Administrative Agent nor Collateral Agent nor any of their respective officers, directors, employees, attorneys or agents shall be responsible to any of the Banks for the due execution, validity, genuineness, effectiveness, sufficiency or enforceability of, or for any statement, warranty or representation in, or for the perfection of any Lien contemplated by, this Agreement or any other Loan Paper, or shall be required to ascertain or to make any inquiry concerning the performance or observance by Borrower or any Company of any of the terms, conditions, covenants or agreements of this Agreement or any other Loan Paper.

     (b) Neither Administrative Agent nor Collateral Agent nor any of their respective officers, directors, employees, attorneys or agents shall have any responsibility to Borrower or any other Company on account of the failure or delay in performance or breach by any of the Banks, Borrower or any other Company of any of their respective obligations under this Agreement or any other Loan Paper.

     (c) Each Agent, as an agent hereunder, shall be entitled to rely on any communication, instrument or document reasonably believed by it to be genuine or correct and to have been signed or sent by a person or persons believed by it to the proper person or persons, and it shall be entitled to rely on advice of legal counsel, independent public accountants and other professional advisers and experts selected by it.

Section 8.6 Reimbursement and Indemnification.

EACH OF THE BANKS AGREES (I) TO REIMBURSE ADMINISTRATIVE AGENT AND COLLATERAL AGENT, IN ACCORDANCE WITH SUCH BANK'S PRO RATA SHARE, FOR (A) EXPENSES, (B) INTERNAL CHARGES APPROVED BY THE REQUIRED BANKS OR (C) FEES INCURRED FOR THE BENEFIT OF THE BANKS UNDER THE LOAN PAPERS, INCLUDING COUNSEL FEES AND COMPENSATION OF REPRESENTATIVES AND EMPLOYEES PAID FOR SERVICES RENDERED ON BEHALF OF THE BANKS, AND ANY OTHER EXPENSE INCURRED IN CONNECTION WITH THE PREPARATION, EXECUTION, ADMINISTRATION, MONITORING OR ENFORCEMENT THEREOF,
(II) TO INDEMNIFY AND HOLD HARMLESS ADMINISTRATIVE AGENT AND COLLATERAL AGENT AND ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS OR ADMINISTRATIVE AGENTS, ON DEMAND, FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST ANY OF THEM IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN PAPER OR ANY ACTION TAKEN OR OMITTED BY IT OR ANY OF THEM UNDER THIS AGREEMENT OR ANY OTHER LOAN PAPER (EXCEPT SUCH AS SHALL RESULT FROM SUCH INDEMNITEE'S OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) TO THE EXTENT NOT REIMBURSED BY BORROWER OR THE OTHER COMPANIES AND (III) THAT ADMINISTRATIVE AGENT AND COLLATERAL AGENT MAY OFFSET DISTRIBUTIONS OF PRINCIPAL, INTEREST AND FEES DUE TO A BANK BY THE AMOUNT OF UNREIMBURSED AMOUNTS DUE AND OWING IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 8.6 IF SUCH BANK HAS NOT REIMBURSED OR INDEMNIFIED ADMINISTRATIVE AGENT AND/OR COLLATERAL AGENT UPON A WRITTEN REQUEST BY SAID AGENT FOR SUCH REIMBURSEMENT OR INDEMNIFICATION.

     Section 8.7 Rights of Administrative Agent and Collateral Agent.

It is understood and agreed that Administrative Agent and Collateral Agent shall each have the same rights, powers and obligations hereunder (including the right to give such instructions) as the other Banks and may exercise such rights and powers, as well as its rights and powers under other agreements and instruments to which it is or may be party, and engage in other transactions with Borrower or any other Company, as though it were not the Administrative Agent or the Collateral Agent under this Agreement.

     Section 8.8 Independent Investigation and Credit Decision by Banks.

Each Bank acknowledges and agrees that it has decided to enter into this Agreement and to make extensions of credit hereunder based on its own analysis of (i) the transactions contemplated hereby, (ii) the creditworthiness of Borrower and the other Companies, (iii) this Agreement and the other Loan Papers and (iv) the business, legal and other issues relating thereto, and further acknowledges and agrees that Administrative Agent and Collateral Agent shall bear no responsibility therefor. Each Bank acknowledges and agrees that it will, independently and without reliance upon Administrative Agent or Collateral Agent or any other Bank, continue to make its own credit decisions and other decisions regarding the taking or not taking of any action under this Agreement or the other Loan Papers.

     Section 8.9 Successor Agents.

Subject to the appointment and acceptance of a successor Agent as provided in this Section, any Agent may resign at any time by giving notice thereof to the Banks and Borrower. Upon any such resignation, the Required Banks shall have the right to appoint a successor Agent from among the Banks. If no successor Agent shall have been so appointed by the Required Banks and shall have accepted such appointment within sixty (60) days after the retiring Agent's giving of notice of resignation, the retiring Agent may, on behalf of the Banks but with the consent of the Required Banks, which consent shall not be unreasonably withheld, appoint a successor Agent, which shall be either a Bank, or a commercial bank reasonably acceptable to Borrower (provided that Borrower's approval shall not be required if any Default or Potential Default exists) organized under the Laws of the United States of America or of any State thereof. If no such successor Agent is appointed due to a proposed successor Agent's reasonable unacceptability to Borrower or due to the failure of the Required Banks to consent to such proposed successor Agent, then said Agent may appoint a successor Agent from among the Banks after consulting with Borrower and the Banks. Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation hereunder as Agent, the applicable provisions of this Article
VIII and Section 5.1(l) shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement.

     Section 8.10 Syndication Agent.

The Syndication Agent shall have no duties or responsibilities under this Agreement or the other Loan Papers or otherwise except in its role as a Bank; provided, however, that in the event that the Syndication Agent is also the Collateral Agent and/or the Administrative Agent, the provisions of this
Section 8.10 shall not affect or limit in any way said Bank's duties and responsibilities as Collateral Agent and/or Administrative Agent hereunder.

                              ARTICLE IX
                             MISCELLANEOUS

     Section 9.1 Performance by Agents and the Banks.

Should any covenant, duty or agreement of Borrower or any other Company fail to be performed in accordance with the terms of the Loan Papers, Administrative Agent, Collateral Agent or any Bank may, at its option, perform, or attempt to perform, such covenant, duty or agreement on behalf of any of the Companies.
In such event, Borrower shall, at the request of Administrative Agent, promptly pay any amount expended by Administrative Agent, Collateral Agent or any such Bank in such performance or attempted performance to Administrative Agent, at Administrative Agent's principal office, together with interest thereon at the Highest Lawful Rate from the date of such expenditure by Administrative Agent, Collateral Agent or any such Bank until paid; provided that neither Administrative Agent nor Collateral Agent nor any Bank assumes or shall ever, except by its express written consent, have any liability for the performance of any duties or obligations of Borrower or any of the Companies hereunder, or under or in connection with all or any part of the Collateral. Also in such event, Administrative Agent shall use its reasonable efforts to promptly notify Borrower of Borrower's or any other Company's failure to so perform, but Administrative Agent's failure to do so shall not result in any liability to it hereunder or affect the rights of Administrative Agent, Collateral Agent or any Bank under this Section 9.1.

     Section 9.2 Waivers.

The acceptance by Administrative Agent or any Bank at any time and from time to time of part payment on the Obligations shall not be deemed to be a waiver of any Default then existing. No waiver by Administrative Agent or any Bank of any Default shall be deemed to be a waiver of any other then existing or subsequent Default. No delay or omission by Administrative Agent or any Bank in exercising any Right under the Loan Papers shall impair such Right, or be construed as a waiver thereof or any acquiescence therein, nor shall any single or partial exercise thereof, or the exercise of any other Right, preclude other or further exercise thereof, or the exercise of any other Right under the Loan Papers or otherwise.

     Section 9.3 Cumulative Rights.

All rights hereunder shall be cumulative and in addition to all other rights granted to Administrative Agent or any Bank at Law, or in equity, or otherwise, and may be exercised from time to time, and as often as may be deemed expedient by Administrative Agent or any Bank, whether or not the Obligations are due and payable and whether or not Administrative Agent or any Bank has taken other action in connection with the Loan Papers.

     Section 9.4 Other Rights and Remedies.

Administrative Agent and any Bank may, as between or among it and Borrower or any other Company, at any time and from time to time, at its discretion and with or without valuable consideration, allow substitution or withdrawal of Collateral without impairing or diminishing the obligations of Borrower and the other Companies under the Loan Papers. The exercise by Administrative Agent or any Bank of any right or remedy conferred on it by any collateral agreement, mortgage, deed of trust, chattel mortgage, assignment or other security instrument shall be wholly discretionary with it, and the exercise or failure to exercise any such right or remedy shall in no way impair or diminish the obligation of Borrower and the other Companies under the Loan Papers. Neither Administrative Agent nor any Bank shall be liable for failure to use diligence in the collection of the Obligations or in preserving the liability of any Person liable on the Obligations, and Borrower and each other Company hereby waive notice of nonpayment and diligence in bringing suits against any Person liable on the Obligations, or any part thereof. Borrower and each other Company agree that Administrative Agent or any Bank, in its discretion as between or among it and Borrower or any other Company, may:
(i) bring suit against Borrower and the other Companies jointly and severally or against any one or more of them; (ii) compound or settle with any one or more of Borrower and the other Companies for such consideration as it may deem proper; and (iii) release one or more of Borrower and the other
Companies from liability under all or any part of the Obligations, and that no such action shall impair the rights of Administrative Agent or any Bank to collect the Obligations (or any part thereof) from Borrower or any other Company not so sued, compounded or settled with, or released.

     Section 9.5 Expenditures of Administrative Agent and Banks.

Any sums spent by Administrative Agent or any Bank pursuant to the exercise of any right provided herein shall become part of the Obligations and shall bear interest at the Highest Lawful Rate from the date spent until the date repaid by Borrower.

     Section 9.6 Form and Number of Documents.

Each opinion, certificate, resolution, deed of trust, mortgage, chattel mortgage, security agreement, assignment, lease, agreement, document, instrument or other writing or evidence to be furnished Administrative Agent or any Bank under any provision of this Agreement must be in form and substance and in such number of counterparts as may be satisfactory to Administrative Agent and its counsel and the Banks.

     Section 9.7 Accounting Terms.

All accounting and financial terms used herein, and the compliance with each covenant contained herein which relates to accounting or financial matters, shall be determined in accordance with GAAP, except to the extent that a deviation therefrom is expressly stated herein.

     Section 9.8 Money.

Unless stipulated otherwise, all references herein to "Dollars," "$," "money," "payments," or other similar financial or monetary terms, are references to currency of the United States of America.

     Section 9.9 Headings.

The table of contents, headings, captions and arrangements used in any of the Loan Papers are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify or modify the terms of the Loan Papers, nor affect the meaning thereof.

     Section 9.10 Articles, Sections, Exhibits and Schedules.

All references to "Article," "Articles," "Section," "Sections," "Subsection" or "Subsections" contained herein are, unless specifically indicated otherwise, references to articles, sections and subsections of this Agreement. All references to "Exhibits" and "Schedules" contained herein are references to exhibits or schedules, as the case may be, attached hereto, all of which are made a part hereof for all purposes, the same as if set forth herein verbatim, it being understood that if any exhibit or schedule attached hereto, which is to be executed and delivered, contains blanks, the same shall be completed correctly and in accordance with the terms and provisions contained and as contemplated herein prior to or at the time of the execution and delivery thereof.

     Section 9.11 Number and Gender of Words.

Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

     Section 9.12 Business Day.

Except as may otherwise be expressly provided herein to the contrary, where a payment of principal or interest on the Obligations is due on a day other than a Business Day, Borrower shall be entitled to delay such payment until the next succeeding Business Day, but interest shall continue to accrue until the payment is, in fact, made.

     Section 9.13 Notices.

All notices, requests and other communications to any party hereunder and under the other Loan Papers (except as may be expressly stated to the contrary therein) shall be in writing and shall be given to such party at its address set forth on the signature pages hereof or such other address as such party may hereafter specify for the purpose of notice to the other party. Each such notice, request or other communication shall be effective (i) if given by mail, forty-eight (48) hours after such communication is deposited in the mail with first class postage prepaid, addressed as aforesaid or (ii) if given by any other means, when delivered at the address specified in this Section; provided that any communications to any Agent or any Bank shall not be deemed effective until actually received by it.

     Section 9.14 Parties Bound.

This Agreement shall be binding upon, and inure to the benefit of, Administrative Agent, the Banks, Borrower and the other Companies and their respective successors and assigns; provided that Borrower and the other Companies may not assign their rights or obligations under this Agreement without the prior written consent of Administrative Agent and the Banks. Each corporation, firm or other entity in which Borrower or any other Company hereafter acquires or otherwise owns a direct or indirect controlling interest (a "New Entity") shall automatically (unless otherwise agreed or determined unilaterally by Administrative Agent and the Banks in writing) be and become a "subsidiary," as that term is used in this Agreement, for all purposes, contemporaneously with such acquisition. Borrower shall promptly, and in any event within ten (10) days, after such acquisition, cause each New Entity to execute and deliver to Administrative Agent a Guaranty Agreement and an agreement in the form of Exhibit E (Agreement of New Entity) attached hereto. Borrower may thereafter request the Administrative Agent to release such New Entity from this Agreement, but each such release shall be wholly discretionary with Administrative Agent and the Banks. If Administrative Agent does, however, grant any such release or does not require such New Entity to execute and deliver the aforesaid documents, such New Entity shall thereafter, for the purposes of this Agreement, be treated as though it were not a Subsidiary hereunder and not affiliated in any manner whatsoever with Borrower or any other Company (except as may relate to such New Entity's status as an "Affiliate" hereunder), except to the extent specifically stated in such release or other agreement of Administrative Agent.

     Section 9.15 Exceptions to Covenants.

The Companies shall not be deemed to be permitted to take any action or fail to take any action which is permitted or not prohibited by any of the covenants contained herein if such action or omission would result in the breach of any other covenant contained herein or in the other Loan Papers.

     Section 9.16 Successors and Assigns.

     (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither Borrower nor any Company may assign or transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and all of the Banks. Any Bank may sell participations to one or more banks or other institutions in or to all or a portion of its rights and obligations under the Loan Papers (including, without limitation, all or a portion of its Commitment, the Loans owing to it and its interest in the Letters of Credit which it has made or in which it has a participating interest); provided, however, that (i) such Bank's obligations under the Loan Papers (including, without limitation, its Commitment) shall remain unchanged, (ii) such Bank shall remain solely responsible to Borrower for the performance of such obligations, (iii) such Bank shall remain the holder of its Notes and owner of its participation or other interests in Letter of Credit Liabilities for all purposes of any Loan Paper, (iv) Borrower shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under the Loan Papers, (v) prior or concurrent written consent of Administrative Agent and Collateral Agent shall be required for any such participation, and (vi) such Bank shall not sell a participation that conveys to the participant the right to vote or give or withhold consents under any Loan Papers, other than the right to vote upon or consent to (1) any increase of such Bank's Commitment, (2) any reduction of the principal amount of, or interest to be paid on, the Loans or other Obligations of such Bank, (3) any reduction of any commitment fee, letter of credit fee, or other amount payable to such Bank under any Loan Paper, or (4) any postponement of any date for the payment of any amount payable in respect of the Loans or other Obligations of such Bank.

     (b) Any Bank (the "Assigning Bank") may at any time assign to one or more commercial banks, savings and loan association, savings bank, finance company, insurance company, pension fund, mutual fund, or other financial institution (whether a corporation, partnership, or other entity) (herein an "Eligible Assignee") all, or a proportionate part of all, of its rights and obligations under the Loan Papers (including, without limitation, its obligations under Section 2.1 and its Loans and participation interests) (each an "Assignee"); provided, however, that (i) each such assignment shall be of a consistent, and not a varying, percentage of all of the Assigning Bank's rights and obligations under the Loan Papers, (ii) except in the case of an assignment of all of a Bank's rights and obligations under the Loan Papers, the amount of the Commitment of the assigning Bank being assigned pursuant to each assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than Five Million Dollars ($5,000,000), (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent for its acceptance and recording in the Register (as defined below), an Assignment and Acceptance, together with the Notes subject to such assignment, and a processing and recordation fee of up to $5,000 payable by the assignor or assignee (and not any Company); (iv) prior or concurrent written consent of Administrative Agent and Collateral Agent shall be required for any such assignment; and
(v) prior or concurrent written consent of Parent shall be required for any such assignment, which consent of Parent shall not be unreasonably withheld, with such consents to be evidenced by the Parent's and, the Administrative Agent's and the Collateral Agent's execution of the Assignment and Acceptance, provided that any consent of the Parent otherwise required by this Subsection shall not be required if a Default or Potential Default has occurred and is continuing. Upon such execution, delivery, acceptance, and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, or, if so specified in such Assignment and Acceptance, the date of acceptance thereof by Administrative Agent, (x) the Assignee thereunder shall be a party hereto as a "Bank" and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank hereunder and under the Loan Papers and (y) the Assigning Bank shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Papers (and, in the case of an Assignment and Acceptance covering all or the remaining portion of a Bank's rights and obligations under the Loan Papers, such Bank shall cease to be a party thereto).

     (c) Administrative Agent shall maintain a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Commitments of, and principal amount of the Loans owing to and Letters of Credit participated in by, each Bank from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrower, Administrative Agent, and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes under the Loan Papers. The Register shall be available for inspection by Parent or any Bank at any reasonable time and from time to time upon reasonable prior notice.

     (d) Upon its receipt of an Assignment and Acceptance executed by an Assigning Bank and Assignee representing that it is an Eligible Assignee, together with any Notes subject to such assignment, Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit F hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt written notice thereof to Parent. Within five (5) Business Days after its receipt of such notice Borrower, at their expense, shall execute and deliver to Administrative Agent in exchange for the surrendered Notes (including (if applicable) new Revolving Credit Notes to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the Assigning Bank has retained a Commitment, a Revolving Credit Note to the order of the Assigning Bank in an amount equal to the Commitment retained by it hereunder (each such promissory note shall constitute a "Revolving Credit Note" for purposes of the Loan Papers). Such new Revolving Credit Notes shall be in an aggregate principal amount of the surrendered Revolving Credit Note, shall be dated the effective date of such Assignment and Acceptance, and shall otherwise be in substantially the form of Exhibit C hereto.

     (e) Any Bank may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant, any information relating to Borrower and the Companies furnished to such Bank by or on behalf of such Company.

     (f) Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

     Section 9.17 Effect of Investigations.

All covenants, agreements, undertakings, representations and warranties made in any of the Loan Papers shall survive all closings under the Loan Papers and, except as otherwise indicated, shall not be affected by any investigation made by any party.

     Section 9.18 GOVERNING LAW; VENUE; SERVICE OF PROCESS.

     (a) THE LOAN PAPERS ARE BEING EXECUTED AND DELIVERED, AND ARE
INTENDED TO BE PERFORMED, IN THE STATE OF TEXAS, AND THE LAWS OF SUCH STATE SHALL GOVERN THE VALIDITY, CONSTRUCTION, ENFORCEMENT AND INTERPRETATION OF THE LOAN PAPERS, EXCEPT TO THE EXTENT OTHERWISE SPECIFIED IN ANY OF THE LOAN PAPERS.

     (b) CHAPTER 346 OF THE TEXAS FINANCE CODE SHALL NOT APPLY TO THE REVOLVING CREDIT LOANS.

     (c) ANY ACTION OR PROCEEDING AGAINST ANY COMPANY UNDER OR IN
CONNECTION WITH ANY OF THE LOAN PAPERS MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT IN DALLAS COUNTY, TEXAS. EACH COMPANY HEREBY IRREVOCABLY (I) SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS, AND (II) WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT OR THAT ANY SUCH COURT IS AN INCONVENIENT FORUM. EACH COMPANY AGREES THAT SERVICE OF PROCESS UPON IT MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, AT ITS ADDRESS SPECIFIED OR DETERMINED IN ACCORDANCE WITH THE PROVISIONS OF
SECTION 9.13. NOTHING HEREIN OR IN ANY OF THE OTHER LOAN PAPERS SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, THE ISSUING BANK OR ANY BANK TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, THE COLLATERAL BANK, THE ISSUING BANK OR ANY BANK TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR WITH RESPECT TO ANY OF ITS RESPECTIVE PROPERTY IN COURTS IN OTHER JURISDICTIONS. ANY ACTION OR PROCEEDING BY ANY COMPANY AGAINST THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, THE ISSUING BANK, OR ANY BANK SHALL BE BROUGHT ONLY IN A COURT LOCATED IN DALLAS COUNTY, TEXAS.

     Section 9.19 Maximum Interest Rate.

     (a) No interest rate specified in this Agreement or any other Loan
Paper shall at any time exceed the Highest Lawful Rate. If at any time the interest rate (the "Contract Rate") for any Obligation shall exceed the Highest Lawful Rate, thereby causing the interest accruing on such Obligation to be limited to the Highest Lawful Rate, then any subsequent reduction in the Contract Rate for such Obligation shall not reduce the rate of interest on such Obligation below the Highest Lawful Rate until the aggregate amount of interest accrued on such Obligation equals the aggregate amount of interest which would have accrued on such Obligation if the Contract Rate for such Obligation had at all times been in effect.

     (b) Notwithstanding anything to the contrary contained in this Agreement or the other Loan Papers, none of the terms and provisions of this Agreement or the other Loan Papers shall ever be construed to create a contract or obligation to pay interest at a rate in excess of the Highest Lawful Rate; and neither any Agent nor any Bank shall ever charge, receive, take, collect, reserve or apply, as interest on the Obligations, any amount in excess of the Highest Lawful Rate. The parties hereto agree that any interest, charge, fee, expense or other obligation provided for in this Agreement or in the other Loan Papers which constitutes interest under applicable Law shall be, ipso facto and under any and all circumstances, limited or reduced to an amount equal to the lesser of (i) the amount of such interest, charge, fee, expense or other obligation that would be payable in the absence of this Section 9.19(b) or (ii) an amount, which when added to all other interest payable under this Agreement and the other Loan Papers, equals the Highest Lawful Rate. If, notwithstanding the foregoing, any Agent or any Bank ever contracts for, charges, receives, takes, collects, reserves or applies as interest any amount in excess of the Highest Lawful Rate, such amount which would be deemed excessive interest shall be deemed a partial payment or prepayment of principal of the Obligations and treated hereunder as such; and if the Obligations, or applicable portions thereof, are paid in full, any remaining excess shall promptly be paid to the Borrower, Parent or Subsidiary (as appropriate). In determining whether the interest paid or payable, under any specific contingency, exceeds the Highest Lawful Rate, the parties hereto shall, to the maximum extent permitted by applicable Law, (i) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the Obligations, or applicable portions thereof, so that the interest rate does not exceed the Highest Lawful Rate at any time during the term of the Obligations; provided that, if the unpaid principal balance is paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Highest Lawful Rate, the Agents and/or the Banks, as appropriate, shall refund to the applicable Person the amount of such excess and, in such event, the Agents and the Banks shall not be subject to any penalties provided by any Laws for contracting for, charging, receiving, taking, collecting, reserving or applying interest in excess of the Highest Lawful Rate.

     Section 9.20 Invalid Provisions.

If any provision of any of the Loan Papers is held to be illegal, invalid or unenforceable under present or future Laws effective during the term thereof, such provision shall be fully severable; the appropriate Loan Papers shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof; and the remaining provisions thereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of such Loan Papers a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     Section 9.21 Entirety and Amendments.

This Agreement embodies the entire agreement between or among the parties relating to the subject matter hereof, supersedes all prior term sheets, discussions, agreements and understandings, if any, relating to the subject matter hereof, and, except as provided below, neither this Agreement nor any provision hereof or of any of the Loan Papers may be waived, amended or modified except by an agreement in writing executed jointly by any authorized officer of each Company party thereto and Required Banks, and the same may be supplemented only by documents delivered or to be delivered in accordance with the express terms hereof, provided however, that, without the prior written consent of each of the Banks, no such agreement shall (i) reduce the principal amount of, or extend the maturity of or any date for the payment of any principal of or interest on any Loan or Letter of Credit, or waive or excuse any such payment or any part thereof, or reduce the rate of interest on any Loan or Letter of Credit (other than any such reduction in the rate of interest resulting from a change in the Base Rate in accordance with the definition of such term), (iii) reduce or increase the Commitment of any Bank, (iv) change or amend the provisions of this Section, or the definition of the "Required Banks", (v) waive any condition precedent to the making of any Loan or the issuance of any Letter of Credit, (vi) release any Guaranty Agreement or any Collateral securing any of the Obligations, except releases expressly provided for or permitted by this Agreement, or (vii) reduce any fee payable to any Bank; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent hereunder without the prior written consent of such Agent. Each Bank and each holder of a Note shall be bound by any waiver, amendment or modification authorized by this Section regardless of whether its Note shall have been marked to make reference thereto, and any consent by any Bank or holder of a Note pursuant to this Section shall bind any person subsequently acquiring a Note from it, whether or not such Note shall have been so marked.

     Section 9.22 Survival.

All representations and warranties of Borrower and the other Companies contained in this Agreement shall survive the making of the Loans, Advances and Letters of Credit herein contemplated. The provisions of Sections 2.19, 2.22, 2.26 and 5.1(j) and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

     Section 9.23 Setoff.

In addition to, and without limitation of, any rights of Administrative Agent and the Banks under applicable Law (including other rights of setoff), if Borrower or any other Company becomes insolvent or any Default occurs, Administrative Agent and the Banks may apply any and all money or property held for or owed to any of the Companies (including without limitation any and all deposits, whether time or demand, provisional or final) against all or any portion of the Obligations irrespective of whether or not any demand or acceleration shall have been made under this Agreement.

     Section 9.24 Multiple Counterparts.

This Agreement may be executed in a number of identical counterparts, each of which, for all purposes, is to be deemed an original and all of which constitute, collectively, one agreement; however, in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

     Section 9.25 Term of Agreement.

This Agreement shall continue until the otes and all other Obligations shall have each been paid and performed in full and until all other liabilities and obligations of Borrower and the other Companies under this Agreement and the other Loan Papers shall have been fully satisfied and the Banks shall have no further obligation to make Loans or issue Letters of Credit hereunder.

     Section 9.26 Limitation of Liability.

No Agent, Bank, or any Affiliate, officer, director, employee, attorney, or agent thereof shall have any liability with respect to, and each Company (by its execution or ratification of a Guaranty Agreement or an Agreement of New Entity) hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by any Company in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Papers, or any of the transactions contemplated by this Agreement or any of the other Loan Papers. Each Company (by its execution or ratification of a Guaranty Agreement or an Agreement of New Entity) hereby waives, releases, and agrees not to sue any Agent or any Bank or any of their respective Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Papers, or any of the transactions contemplated by this Agreement or any of the other Loan Papers.

     Section 9.27 No Fiduciary Relationship.

The relationship between each Company and each Agent and Bank with respect to the Loan Papers and the transactions contemplated hereby and thereby is solely that of debtor and creditor, and neither any Agent nor any Bank has any fiduciary or other special relationship with any Company with respect to the Loan Papers and such transactions, and no term or condition of any of the Loan Papers shall be construed so as to deem the relationship between any Company and any Bank with respect to the Loan Papers and such transactions to be other than that of debtor and creditor.

     Section 9.28 Construction.

Each Company, each Agent and each Bank acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Papers with its legal counsel and that this Agreement and the other Loan Papers shall be construed as if jointly drafted by the parties hereto.

     Section 9.29 Waiver and Release.

Each Company hereby waives and releases all Agents and all Banks from any and all claims or causes of action which any Company may own, hold or claim in respect of any of them as of the date hereof.

     Section 9.30 NO ORAL AGREEMENTS.

THIS AGREEMENT, TOGETHER WITH THE OTHER LOAN PAPERS AS WRITTEN, REPRESENT THE FINAL AGREEMENTS AMONG AGENTS, THE BANKS, BORROWER AND THE OTHER COMPANIES
AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN OR AMONG AGENTS AND BORROWER OR ANY OTHER COMPANY, OR BETWEEN OR AMONG ANY BANK AND BORROWER OR ANY OTHER COMPANY.

     Section 9.31 Joint and Several Obligations.

Notwithstanding anything to the contrary contained herein or in any other Loan Papers, the Companies are jointly and severally responsible for their respective agreements, covenants, representations, warranties and obligations contained and set forth in this Agreement or in any other Loan Paper to which they are a party.

     Section 9.32 WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).
EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND
(B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
[REMAINDER OF PAGE INTENTIONALLY BLANK]

     EXECUTED as of the day and year first herein stated.

                                   COMERICA BANK-TEXAS,
                                   as a Bank, as Issuing Bank
                                   and as Administrative Agent


                                   By: /s/Deorah T. Purvin, Vice President
                                       -----------------------------------
                                   Name:  Deborah T. Purvin
                                   Title: Vice President


                                   8828 Stemmons Freeway, Suite 441
                                   Dallas, Texas  75247
                                   Fax:  (214) 589-4403
                                   Attention:  Deborah T. Purvin

                                   Applicable Lending Office:

                                   8828 Stemmons Freeway, Suite 441
                                   Dallas, Texas  75247



























                                   LASALLE BANK NATIONAL ASSOCIATION,
                                   as a Bank, as Collateral Agent and
                                   as Syndication Agent

                                   By: /s/ Craig Schuth
                                       ----------------------------------
                                   Name:  Craig Schuth
                                   Title: Corporate Banking Officer

                                   135 S. LaSalle Street, Suite 361
                                   Chicago, Illinois 60603
                                   Fax: (312) 904-2903
                                   Attention: Craig Schuth

                                   Applicable Lending Office:
                                   -------------------------

                                   135 S. LaSalle Street, Suite 361
                                   Chicago, Illinois  60603


                                   FFE TRANSPORTATION SERVICES, INC.


                                   By: /s/Thomas G. Yetter
                                       ----------------------------------
                                   Name:  T. G. Yetter
                                   Title: Vice President

                                   1145 Empire Central Place
                                   Dallas, Texas 75247
                                   Attention: President


                                   FROZEN FOOD EXPRESS INDUSTRIES,
                                   INC.


                                   By: /s/Thomas G. Yetter
                                      -----------------------------------
                                   Name:  T. G. Yetter
                                   Title: Treasurer

                                   1145 Empire Central Place
                                   Dallas, Texas 75247
                                   Attention: President


                                   FFE, INC.


                                   By: /s/Thomas G. Yetter
                                       ----------------------------------
                                   Name:  T. G. Yetter
                                   Title: Vice President

                                   1145 Empire Central Place
                                   Dallas, Texas 75247
                                   Attention: President


                                   CONWELL CORPORATION


                                   By: /s/Thomas G. Yetter
                                       -------------------
                                   Name:  T. G. Yetter
                                   Title: Vice President

                                   1145 Empire Central Place
                                   Dallas, Texas 75247
                                   Attention: President





                                   AIRPRO HOLDINGS, INC.


                                   By: /s/F. Dixon McElwee, Jr.
                                      -----------------------------------
                                   Name:  F. Dixon McElwee, Jr.
                                   Title: Senior Vice President

                                   1145 Empire Central Place
                                   Dallas, Texas 75247
                                   Attention: President


                                   LISA MOTOR LINES, INC.


                                   By: /s/Leonard W. Bartholomew
                                      -----------------------------------
                                   Name:  Leonard W. Bartholomew
                                   Title: Secretary

                                   1145 Empire Central Place
                                   Dallas, Texas 75247
                                   Attention: President


                                   FROZEN FOOD EXPRESS, INC.


                                   By: /s/F. Dixon McElwee, Jr.
                                       ----------------------------------
                                   Name:  F. Dixon McElwee, Jr.
                                   Title: Senior Vice President

                                   1145 Empire Central Place
                                   Dallas, Texas 75247
                                   Attention: President


                                   CONWELL CARTAGE, INC.


                                   By: /s/Leonard W. Bartholomew
                                      -----------------------------------
                                   Name:  Leonard W. Bartholomew
                                   Title: Secretary

                                   1145 Empire Central Place
                                   Dallas, Texas 75247
                                   Attention: President

                                   MIDDLETON TRANSPORTATION COMPANY


                                   By: /s/F. Dixon McElwee, Jr.
                                       ----------------------------------
                                   Name:  F. Dixon McElwee, Jr.
                                   Title: Senior Vice President

                                   1145 Empire Central Place
                                   Dallas, Texas 75247
                                   Attention: President


                                   COMPRESSORS PLUS, INC.


                                   By: /s/Leonard W. Bartholomew
                                       ----------------------------------
                                   Name:  Leonard W. Bartholomew
                                   Title: Secretary

                                   1145 Empire Central Place
                                   Dallas, Texas 75247
                                   Attention: President


                                   FFE LOGISTICS, INC.


                                   By: /s/Leonard W. Bartholomew
                                       ----------------------------------
                                   Name:  Leonard W. Bartholomew
                                   Title: Secretary

                                   1145 Empire Central Place
                                   Dallas, Texas 75247
                                   Attention: President